EXHIBIT 10.1
EXECUTION COPY
LEASE AGREEMENT
by and between
WELL-PROP (MULTI) LLC,
a Delaware limited liability company
as LANDLORD
and
LTF REAL ESTATE COMPANY, INC.,
a Minnesota corporation,
as TENANT

Premises:	Bloomington, MN Eden Prairie, MN (2 locations) Fridley, MN St. Louis Park, MN Boca Raton, FL
Dated as of: July 26, 2006

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EXHIBITS

Exhibit “A”	-	Premises
Exhibit “B”	-	Machinery and Equipment
Exhibit “C”	-	Schedule of Permitted Encumbrances
Exhibit “D”	-	Rent Schedule & Prepaid Rent Schedule

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     LEASE AGREEMENT, made as of this 26th day of July, 2006, between WELL-PROP (MULTI) LLC, a Delaware limited liability company (“Landlord”), with an address c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and LTF REAL ESTATE COMPANY, INC., a Minnesota corporation (“Tenant”) with an address at 6442 City West Parkway, Eden Prairie, Minnesota 55344.
     In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:
          1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the “Leased Premises” and individually as the “West 98th Premises,” “Crosstown Premises,” “Flagship Premises,” “Fridley Premises,” “St. Louis Premises” and “Boca Raton Premises”: (a) the land described in Exhibit “A” attached hereto, together with the Appurtenances (collectively, the “Land”); (b) the buildings containing approximately 974,431 square feet in the aggregate, structures and other improvements now or hereafter constructed on the Land (collectively, the “Improvements”); and (c) the fixtures, machinery, equipment and other property described in Exhibit “B” hereto (collectively, the “Equipment”).
          2. Certain Definitions.
               “Additional Rent” shall mean Additional Rent as defined in Paragraph 7.
               “Adjoining Property” shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises that Landlord is obligated by contract or applicable Law to maintain and/or repair.
               “Affected Premises” shall mean the Affected Premises as defined in Paragraph 18.
               “Affiliate” of any Person shall mean any Person which shall (i) control, (ii) be under the control of, or (iii) be under common control with such Person (the term “control” as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if such Person is not a corporation) and the power to direct or cause the direction of the management or policies of such Person.
               “Alterations” shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, restorations, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.
               “Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.
               “Assignment” shall mean any first lien assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.
               “Basic Rent” shall mean Basic Rent as defined in Paragraph 6.

               “Basic Rent Payment Date” shall mean Basic Rent Payment Date as defined in Paragraph 6.
               “Boca Parking Lease” shall mean that certain Ground Lease Agreement, dated as of November 3, 1989, by and between Commerce Park Associates, Ltd., as lessor, and Starmark Northwest Realty, L.L.C., as lessee, as amended by “Agreement” dated as of April 9, 1992, as assigned by the Assignment and Assumption of Lessee’s Interest in Ground Lease dated August 12, 1992, as amended by the Amendment to Ground Lease dated August 12, 1992, as further amended by the Parking Lot Development Agreement and Third Amendment to Ground Lease dated May 12, 1995, as further amended by the Supplement to Parking Lot Development Agreement and Third Amendment to Ground Lease dated December 13, 1996, as assigned by Assignment and Assumption of Lessee’s Interest in Ground Lease dated February 25, 1998; and further assigned to Landlord.
               “Casualty” shall mean any loss of or damage to or destruction of or which affects the Leased Premises or Adjoining Property.
               “Commencement Date” shall mean the date of this Lease.
               “Condemnation” shall mean a Taking.
               “Condemnation Notice” shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.
               “Condominium” shall mean the commercial condominium regime created pursuant to the Condominium Declaration.
               “Condominium Declaration” shall mean collectively, (i) the Declaration of Condominium of Sportland Condominium, dated November 3, 1989, together with the Condominium Plan and Exhibits attached thereto (the “Declaration”) and recorded in O.R. Book 6252, Page 1274; as amended by that certain First Amendment to Declaration of Condominium, dated October 1, 1991, recorded in O.R. Book 7532, Page 387 and re-recorded in O.R. Book 8098, Page 619; in each case, in the office of the Recorder of Palm Beach County, Florida, and all the terms and provisions thereof, and (ii) the By-laws adopted by the Condominium Board established pursuant to the Declaration and any rules or regulations adopted thereunder, in each case, now or hereafter in effect and as same may be amended, restated, modified or supplemented from time to time, pursuant to, or in accordance with, the Condominium Act of the State of Florida.
               “Condominium Expenses” shall mean the allocated share of all expenses attributable to the management, operation, maintenance, repair and security of the Condominium, including the parking and landscaped areas, which are incurred by or payable by Landlord as owner of the Boca Raton Premises (including Landlord’s undivided interest in the common elements of the Condominium) pursuant to the Declaration or in accordance therewith, without mark-up by Landlord.
               “Costs” of a Person or associated with a specified transaction shall mean all reasonable out-of-pocket costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys’ fees and expenses.
               “Default Rate” shall mean the Default Rate as defined in Paragraph 7(a)(iv).

               “Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Related Premises (other than any Mortgage, Assignment or other document or agreement relating to a Loan).
               “Environmental Law” shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect.
               “Environmental Violation” shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding on or about the Leased Premises of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender, or which could result in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.
               “Equipment” shall mean the Equipment as defined in Paragraph 1, but specifically excluding Tenant’s Property.
               “Event of Default” shall mean an Event of Default as defined in Paragraph 22(a).
               “Exchange” shall mean an Exchange as defined in Paragraph 37.

               “Fair Market Rental Value” shall mean the fair market rental value of the Leased Premises for the relevant Renewal Term determined in accordance with the procedure specified in Paragraph 36.
               “Fair Market Value Date” shall mean the date when the Fair Market Rental Value is determined in accordance with Paragraph 36.
               “Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.
               “Fiscal Year” shall mean Fiscal Year as defined in Paragraph II of Exhibit “D”.
               “GAAP” shall mean GAAP as defined in Paragraph 28(a).
               “Guarantor” shall mean Life Time Fitness, Inc., a Minnesota corporation
               “Guaranty” shall mean the Guaranty and Suretyship Agreement dated as of the date hereof from Guarantor to Landlord guaranteeing the payment and performance by Tenant of all of Tenant’s obligations under the Lease.
               “Gross Sales” shall mean Gross Sales as defined in Paragraph II of Exhibit “D”.
               “Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance on or about the Leased Premises; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance from the Leased Premises into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance on or about the Leased Premises; or (iv) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.
               “Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.
               “Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety and regulated under applicable Environmental Law, or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.
               “Impositions” shall mean the Impositions as defined in Paragraph 9(a).
               “Improvements” shall mean the Improvements as defined in Paragraph 1.

               “Indemnitee” shall mean an Indemnitee as defined in Paragraph 15.
               “Initial Term” shall mean Initial Term as defined in Paragraph 5(a).
               “Insurance Requirements” shall mean the requirements of all insurance policies maintained in accordance with this Lease.
               “Land” shall mean the Land as defined in Paragraph 1.
               “Law” shall mean any applicable constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.
               “Lease” shall mean this Lease Agreement.
               “Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.
               “Leased Premises” shall mean the Leased Premises as defined in Paragraph 1.
               “Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all Easement Agreements which may be applicable to Tenant or to any of the Leased Premises or any Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises or any Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or any Related Premises or requires Tenant to carry insurance other than as required by this Lease.
               “Lender” shall mean any Person (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.
               “Loan” shall mean any first lien mortgage loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.
               “Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.
               “Moody’s” shall mean Moody’s Investor Services, Inc.
               “Mortgage” shall mean any first lien mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.
               “Net Award” shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i) (except with respect to Tenant’s Property), (ii) (to the extent payable to Landlord or Lender), (iv) (except with respect to Tenant’s Property), (v) (to the extent of the Rent payable to or for the benefit of Landlord under this Lease) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.
               “Note” shall mean any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.
               “Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.
               “Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment or any other document or agreement relating to a Loan, listed on Exhibit “C” hereto or consented to or requested by Tenant in writing (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).
               “Person” shall mean an individual, partnership, association, corporation or other entity.
               “Prepaid Rent” shall mean Prepaid Rent as defined in Paragraph 34.
               “Prepayment Premium” shall mean any payment required to be made by Landlord to a Lender under a Note or other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Note or a Mortgage) solely by reason of any prepayment or defeasance by Landlord of any principal due under a Note or Mortgage, and which may take the form of either: (i) a customary and commercially reasonable “make whole” or yield maintenance clause requiring a prepayment premium for loans from similar type of lenders to Lender; or (ii) a customary and commercially reasonable defeasance payment for loans from similar type of lenders to Lender (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender).
               “Present Value” of any amount shall mean such amount discounted by a rate of eight percent (8%) per annum.
               “Prime Rate” shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91- day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.
               “Related Premises” shall mean any of the West 98th Premises, Crosstown Premises, Flagship Premises, Fridley Premises, St. Louis Premises, or Boca Raton Premises.

               “Remaining Premises” shall mean the Related Premises which are not Affected Premises under Paragraph 18.
               “Renewal Term” shall mean Renewal Term as defined in Paragraph 5.
               “Rent” shall mean, collectively, Basic Rent and Additional Rent.
               “S&P” shall mean Standard and Poor’s Corporation.
               “Site Assessment” shall mean a Site Assessment as defined in Paragraph 10(c).
               “State” shall mean the State of Minnesota.
               “Subsidiary(ies)” of a Person shall means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
               “Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.
               “Taking” shall mean any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.
               “Tenant Environmental Violation” shall mean any Environmental Violation occurring from and after the Commencement Date, but expressly excluding any condition giving rise to an Environmental Violation existing on the Commencement Date (but not any material deterioration of such condition following the Commencement Date), whether known or unknown as of the Commencement Date.
               “Tenant Group” shall mean Guarantor and such of its Subsidiaries, including Tenant, as shall be part of a group for the purpose of reporting financial positions and results on a consolidated basis.
               “Tenant’s Property” shall mean Tenant’s Property as defined in Paragraph 29.
               “Term” shall mean the Term as defined in Paragraph 5.
               “Termination Date” shall mean the Termination Date as defined in Paragraph 18.
               “Termination Event” shall mean a Termination Event as defined in Paragraph 18.

               “Termination Notice” shall mean Termination Notice as defined in Paragraph 18(a).
               “Third Party Purchaser” shall mean the Third Party Purchaser as defined in Paragraph 21 (f).
               “TI Allowance” shall mean the sum of $7,677,583.50 payable pursuant to Paragraph 13(c).
               “TI Allowance Properties” shall mean the TI Allowance Properties as defined in Paragraph 13(d).
               “TI Work” shall mean the TI Work as defined in Paragraph 13(c).
               “Warranties” shall mean Warranties as defined in Paragraph 3(d).
               “Work” shall mean Work as defined in Paragraph 13(b).
          3. Title and Condition; Single Lease Transaction.
               (a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the state of title of any of the Leased Premises as of the Commencement Date, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) as between Landlord and Tenant, the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.
               (b) LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND, AS BETWEEN LANDLORD AND TENANT, WILL TAKE THE LEASED PREMISES AS IS WHERE IS AND WITH ALL FAULTS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO AS OF THE COMMENCEMENT DATE, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND, AS BETWEEN LANDLORD AND TENANT, ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT SUBJECT TO THE TI WORK TO BE PERFORMED BY TENANT PURSUANT TO PARAGRAPH 13. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED,

AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.
               (c) Tenant represents to Landlord that Tenant has examined the title to and condition of the Leased Premises as of the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that fee simple title (both legal and equitable) to the Leased Premises is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises, as provided herein.
               (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, in conjunction with Landlord, the right to enforce all assignable warranties, guaranties, indemnities, causes of action and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease (unless Tenant or its affiliate or designee acquires any of the Leased Premises, in which instance such assignment shall become permanent and irrevocable with respect to such Leased Premises), whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate of other document reasonably required by Landlord. Landlord shall also retain the right to enforce any Warranties upon the occurrence of an Event of Default.
               (e) LANDLORD AND TENANT AGREE THAT IT IS THEIR MUTUAL INTENT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A MASTER LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS INCLUDED IN ANY AND ALL OF THE LEASED PREMISES (WHEREVER LOCATED), THAT THIS LEASE IS NOT INTENDED AND SHALL NOT BE CONSTRUED TO BE SEPARATE LEASES AND THAT ALL THE TERMS AND CONDITIONS HEREOF SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF LANDLORD AND TENANT WITH RESPECT THERETO.
               (f) TENANT, ON BEHALF OF ITSELF AND ANY TRUSTEE OR LEGAL REPRESENTATIVE (UNDER THE FEDERAL BANKRUPTCY CODE OR ANY SIMILAR STATE INSOLVENCY PROCEEDING) EXPRESSLY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE PROVISIONS OF PARAGRAPH 18 HEREOF OR ANY OTHER PROVISION IN THIS LEASE TO THE CONTRARY, IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS AND EQUIPMENT INCLUDED IN EACH AND ALL OF THE RELATED PREMISES (WHEREVER LOCATED) AND SHALL NOT BE (OR BE DEEMED TO BE) DIVISIBLE OR SEVERABLE INTO SEPARATE LEASES FOR ANY PURPOSE WHATSOEVER, AND TENANT, ON BEHALF OF ITSELF AND ANY SUCH TRUSTEE OR LEGAL REPRESENTATIVE, HEREBY WAIVES ANY RIGHT TO CLAIM OR ASSERT A CONTRARY POSITION IN ANY ACTION OR PROCEEDING; IT BEING FURTHER UNDERSTOOD AND AGREED BY TENANT THAT THE BREAK-DOWN OF BASIC RENT BY RELATED PREMISES INCLUDED IN EXHIBIT “D” HEREOF IS INCLUDED TO PROVIDE A FORMULA FOR RENT ADJUSTMENT AND LEASE TERMINATION UNDER CERTAIN CIRCUMSTANCES AND AS AN ACCOMMODATION TO TENANT. ANY EVENT OF DEFAULT HEREUNDER IN CONNECTION WITH ANY RELATED PREMISES SHALL BE DEEMED TO BE AN EVENT OF DEFAULT WITH RESPECT TO

THE ENTIRE LEASED PREMISES (WHEREVER LOCATED). THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT IN THIS PARAGRAPH 3(e) ARE MADE AS A MATERIAL INDUCEMENT TO LANDLORD TO ENTER INTO THE TRANSACTION CONTEMPLATED BY THIS LEASE AND THAT, BUT FOR THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT, LANDLORD WOULD NOT CONSUMMATE THIS LEASE TRANSACTION.
          4. Use of Leased Premises; Quiet Enjoyment.
               (a) Tenant may occupy and use the Leased Premises for any commercial purpose (except for any noxious or manufacturing use and uses prohibited by the Condominium Declaration) and for any ancillary uses incidental thereto and for no other purpose without the prior written consent of Landlord. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law, Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.
               (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord or any Person claiming by, through, or under Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises during normal business hours, upon not less than twenty-four (24) hours’ prior written notice to Tenant (except in the case of any emergency, in which event only such notice as shall be reasonable under the circumstances shall be required), and in a manner which does not unreasonably interfere with Tenant’s business or operations, for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers, making any repairs and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.
     5. Term.
               (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the “Initial Term”) (such Initial Term, as extended or renewed in accordance with the provisions hereof, being called the “Term”) commencing on the Commencement Date and ending on the last day of the two hundred fortieth (240th) month following the Commencement Date. Within three (3) days of the Commencement Date occurring, Landlord and Tenant shall execute an addendum to this Lease confirming the Commencement Date and the months in which each Basic Rent Payment Date occurs, provided, however, that the failure of either party to execute such an addendum shall not alter that date upon which the Commencement Date or any Basic Rent Payment Date occurs.
               (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th), tenth (10th) and fifteenth (15th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being referred to herein as a “Renewal Date”), the Term shall be deemed to have been automatically extended for an additional period of five (5) years (each such extension, a “Renewal Term”), unless Tenant shall notify Landlord in writing at least twelve (12) months prior to the next

Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that, in the case of the third Renewal Term, Tenant shall not have the right to any additional Renewal Terms).
               (c) If Tenant exercises its option pursuant to Paragraph 5(b) not to have the Term automatically extended, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to show any of the Leased Premises to prospective purchasers or tenants or their agents during normal business hours upon not less than twenty-four (24) hours’ written notice to Tenant and in a manner which does not unreasonably interfere with Tenant’s business or operations.
          6. Basic Rent.
               (a) Tenant shall pay to Landlord (i) as annual basic rent for the Leased Premises during the Term, the amounts determined in accordance with Paragraph I of Exhibit “D” hereto (“Basic Rent”), payable quarterly in advance for the next three full calendar months and commencing on the twenty-fifth day of each October, January April and July during the Term (each such day being a “Basic Rent Payment Date”) and (ii) as annual additional basic rent for the Leased Premises during the Term, the “Additional Basic Rent” determined in accordance with Paragraph II of Exhibit “D” payable annually within ninety (90) days of end of each Fiscal Year of Tenant with respect to each Fiscal Year (each such day being an “Additional Basic Rent Payment Date”). Tenant’s obligation to pay Additional Basic Rent with respect to any period during the Term shall expressly survive the expiration or earlier termination of this Lease. By way of clarification, if an Additional Basic Rent Payment Date occurs after the expiration or earlier termination of this Lease, Tenant shall remain bound to pay to Landlord such payment of Additional Basic Rent with respect to the portion of the applicable Fiscal Year occurring during the Term on such Additional Basic Rent Payment Date notwithstanding that this Lease has expired or been terminated. Each such rental payment shall be made to Landlord in Federal Funds on each Basic Rent Payment Date or Additional Basic Rent Payment Date, as applicable, pursuant to wire transfer instructions delivered to Tenant from time to time and/or to such one or more other Persons, pursuant to wire transfer instructions delivered to Tenant from time to time at such addresses and in such proportions as Landlord may direct by fifteen (15) days’ prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof).
               (b) Notwithstanding anything to the contrary herein, so long as no Event of Default has occurred and shall be continuing, Basic Rent for the period commencing on the Commencement Date and ending ninety (90) days thereafter shall abate in full and not be due and payable hereunder, and Tenant shall not be obligated to pay Additional Basic Rent with respect to any Gross Sales with respect to such period. Pro rata Basic Rent for the period commencing on the date the above referenced rent abatement expires until the last day of the month in which the first full Basic Rent Payment Date occurs, shall be paid on the first full Basic Rent Payment Date. By way of example, if the Commencement Date is July 26, 2006, the foregoing abatement shall expire on October 23, 2006 and on October 25, 2006 Tenant shall pay to Landlord a regular installment of Basic Rent for the next three calendar months plus pro rata Basic Rent from October 24, 2006 through and including October 31, 2006.
     7. Additional Rent.
               (a) Commencing on the Commencement Date, Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”):

                    (i) except as otherwise specifically provided herein, all costs and expenses of Tenant and Landlord which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises first arising during the Term (including any material deterioration following the Commencement Date with respect to any matter that arose prior to the Commencement Date), (B) the performance of any of Tenant’s obligations under this Lease, (C) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease in connection with an Event of Default, (D) any amendment to or modification or termination of this Lease made at the request of Tenant, (E) Costs of Landlord’s counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, any act of Landlord performed on behalf of Tenant in connection with an Event of Default or the review and monitoring of compliance by Tenant with the terms of this Lease in connection with an Event of Default, including compliance with applicable Law, (F) all costs and fees associated with the wire transfers of Rent payments, (G) all Condominium Expenses and all rent and other charges due under the Boca Parking Lease, (H) any other items specifically required to be paid by Tenant under this Lease, and (I) an administrative fee of $10,000 payable to Landlord in connection with any Exchange;
                    (ii) after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the “Late Charge”) equal to three (3%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its cost and inconvenience incurred as a result of Tenant’s delinquency, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days’ following notice thereof from Landlord to Tenant that such installment is due and payable;
                    (iii) a sum equal to any late charge in excess of the amount payable under clause (ii) above for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, any default interest in excess of amounts payable under clause (iv) below for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, and fees of Lender’s counsel, which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default; and
                    (iv) interest at the rate (the “Default Rate”) of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, and (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant pursuant to this Lease, from the date of payment thereof by Landlord.
               (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord’s demand for payment thereof, and (ii) any other Additional Rent, within thirty (30) days after Landlord’s demand for payment thereof.
               (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.

          8. Net Lease: Non-Terminability.
               (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”), except as otherwise provided in this Lease.
               (b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen, except as otherwise provided in this Lease.
               (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated or abated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).
               (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.
          9. Payment of Impositions.
               (a) Commencing on the Commencement Date, subject to Paragraph 9(b) below, Tenant shall, before interest or penalties are due thereon, pay directly to the applicable governmental authority, all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges payable pursuant to any Easement Agreement, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant’s possessory interest in the Leased Premises, (iii) any of the Leased Premises, or (iv) Landlord as a result of or arising in respect of the ownership, occupancy, leasing, use or possession of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent (collectively, the “Impositions”); provided that (1) Landlord shall promptly reimburse Tenant for any Impositions properly allocable to the period prior to the Commencement Date, and (2) nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. Landlord shall have the right to require Tenant to pay, together with scheduled installments of Basic Rent, the amount of the gross receipts or rent tax, if any, payable with respect to the amount of such installment of Basic Rent. If any Imposition may be paid in installments without penalty, Tenant shall have the option to pay such Imposition in installments. Tenant shall be liable only for Impositions or installments thereof which become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of any other Impositions within ten (10) days after Landlord’s request therefor.
               (b) If an Event of Default occurs and Landlord is required by a Lender, Tenant shall pay to Landlord such amounts (each an “Escrow Payment”) quarterly or as required by such Lender (but not more often than quarterly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, “Escrow Charges” shall mean: (i) real estate taxes and assessments due and payable during the Term on or with respect to the Leased Premises or payments in lieu thereof, and premiums on any insurance required by this Lease; and (ii) any reserves for capital improvements, deferred maintenance, repair and/or tenant improvements and leasing commissions required by any Lender following the occurrence of an Event of Default. Landlord shall reasonably determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment. Escrow Charges for real estate taxes and assessments and insurance premiums may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Escrow Charges listed in Paragraph 9(b)(ii) above shall be held in a separate interest bearing money market or similar account and all interest thereon shall become part of and applied to Escrow Payments. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by Law but in no event later than when same are due and payable. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord’s demand therefor, shall pay the amount of the deficiency to Landlord. At the expiration or earlier termination of this Lease, all Escrow Payments not applied as provided in this Paragraph 9(b) shall be promptly refunded to Tenant, provided there is not then an uncured Event of Default existing under this Lease.
          10. Compliance with Laws and Easement Agreements; Environmental Matters.
               (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws) , provided however, that Tenant shall not be required to cause any Related Premises to be in compliance with any Legal Requirement if, with respect to such violation, the applicable Related Premises is “grandfathered” under applicable Law with respect to such matter and as a result the applicable governmental authority does not require immediate action. Tenant shall not at any time (i) cause, permit or suffer to occur any Tenant Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly undertake any reasonable and appropriate response action to correct any existing Environmental Violation, however immaterial, and (iii) without the prior written consent of Landlord and Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Tenant, Landlord and Lender and no other Person shall have the right to rely on any such reports. Notwithstanding anything to the contrary in the first sentence of this Paragraph 10(a), Tenant shall have until June 30, 2007 to take such actions as may be required to cause the Leased Premises to comply with the provisions of this Paragraph 10(a), provided, however, that (i) any work that will be completed as a part of the Tenant Improvements will not be required to be completed until July 31, 2008 provided that on or before

December 31, 2006 Tenant notifies Landlord in writing that such work will be completed as a part of the Tenant Improvements, and (ii) Tenant agrees to use reasonable efforts to in good faith timely address any requirements imposed by any governmental authority, applicable Law or any third party making a claim against Landlord or the applicable Related Premises even if such time period is shorter than the time periods otherwise required under this sentence (unless such claim is being contested in accordance with Paragraph 15(a) hereof), but Tenant shall not be expressly required to take such actions prior to the time periods otherwise set forth above.
               (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Neither Landlord nor Tenant will alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of the other party. Landlord will not consent to or vote in favor of any modification or amendment to the Condominium Declaration (or any regulations or rules promulgated thereunder) which affects the use or occupancy of the Boca Raton Premises (or the cost of operations thereat) or any parking areas or allocation thereof, or any Impositions on the Boca Raton Premises without the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in the first sentence of this Paragraph 10(b), Tenant shall have until June 30, 2007 to take such actions as may be required to comply with the provisions of the first sentence of this Paragraph 10(b), provided, however, (i) that any work required to cause compliance with any Easement Agreement that will be completed as a part of the Tenant Improvements will not be required to be completed until July 31, 2008 provided that, on or before December 31, 2006, Tenant notifies Landlord in writing that such work will be completed as a part of the Tenant Improvements and (ii) Tenant agrees to use reasonable efforts to in good faith timely address any requirements imposed by or under any Easement Agreement, any governmental authority, applicable Law or any third party making a claim against or claiming a violation by Landlord or the applicable Related Premises even if such time period is shorter than the time periods otherwise required under this sentence (unless such claim is being contested in accordance with Paragraph 15(a) hereof), but Tenant shall not be expressly required to take such actions prior to the time periods otherwise set forth above.
               (c) Upon not less than five (5) days’ prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant’s business or operations and perform, as agents of Tenant, environmental site investigations and assessments (“Site Assessments”) on the Leased Premises in any of the following circumstances: (i) in connection with any sale, financing or refinancing of the Leased Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Landlord; provided, however, in the case of a Site Assessment being performed as a result of an event enumerated in (iv) or if as a result of a Tenant Environmental Violation under (v) above, Tenant shall bear the cost of such Site Assessment.

               (d) If a Tenant Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $500,000, Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws.
               (e) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Tenant Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.
               (f) Tenant shall notify Landlord within ten (10) days after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord within ten (10) days after receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.
               (g) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in Paragraph 10(a).
               (h) If Landlord is entitled to hold a seat on the Board of Directors of the Condominium Association pursuant to the terms of the Condominium Declaration, Landlord agrees that Landlord shall appoint an officer of Tenant first named herein as its individual representative on such board so long as no Event of Default exists.
          11. Liens; Recording.
               (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or, to the extent caused by Tenant, on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment or any other document or agreement executed in connection with any Loan, the Permitted Encumbrances and any mortgage, lien, encumbrance or other matter created by or resulting from any act or omission of Landlord or any Person claiming by, through or under Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES REQUIRED UNDER APPLICABLE LAW ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.
               (b) Landlord and Tenant shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

          12. Maintenance and Repair.
               (a) Tenant shall at all times maintain each Related Premises and the Adjoining Property in as good repair as each is in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13. Notwithstanding anything to the contrary in this Paragraph 12(a), Tenant shall have until June 30, 2007 to take such actions as may be required to cause the Leased Premises to comply with the provisions of this Paragraph 12(a), provided, however, that (i) any work that will be completed as a part of the Tenant Improvements will not be required to be completed until July 31, 2008 provided that on or before December 31, 2006 Tenant notifies Landlord in writing that such work will be completed as a part of the Tenant Improvements, and (ii) Tenant agrees to use reasonable efforts to in good faith timely address any requirements imposed by any governmental authority, applicable Law or any third party making a claim against Landlord or the applicable Related Premises even if such time period is shorter than the time periods otherwise required under this sentence (unless such claim is being contested in accordance with Paragraph 15(a) hereof), but Tenant shall not be expressly required to take such actions prior to the time periods otherwise set forth above.
               (b) If any Improvement hereafter constructed by Tenant or any of its Affiliates (or at the request of Tenant or any of its Affiliates) shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, or (ii) violate the provisions of any Easement Agreement, Tenant shall, within a reasonable time after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be reasonably necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.
               (c) Tenant agrees that (i) within thirty (30) days after the commencement of each Fiscal Year, Tenant shall provide to Landlord a written budget with respect to capital improvements at each Related Premises for the upcoming Fiscal Year, and (ii) within sixty (60) days of the commencement of each Fiscal Year, provide to Landlord a certification comparing the amounts set forth in the prior Fiscal Year’s budget versus the actual amounts spent on each line item during the prior Fiscal Year.
          13. Alterations and Improvements.
               (a) Tenant shall have the right, without having obtained the prior written consent of Landlord or Lender and provided that no Event of Default then exists, (i) to make any and all non-structural Alterations or a series of related non-structural Alterations to any Related Premises that are decorative in nature and consistent with Tenant’s normal business practice of upgrading the “look and feel” of other real properties owned or operated by it (collectively, the “Decorative Alterations”), (ii) to make non-structural Alterations or a series of related non-structural Alterations (other than Decorative Alterations) that, as to any such Alterations or series of related Alterations, do not cost in excess of $1,000,000 with respect to any Related Premises (provided that such restriction shall not apply to the construction of the Tenant Improvements), and (iii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $1,000,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby (provided that such restriction shall not apply to the construction of the Tenant Improvements). If the cost of any non-structural Alterations (other than Decorative Alterations), series of related non-structural Alterations (other than Decorative Alterations), Equipment or accessions thereto is in excess of $1,000,000 (other than with respect to the construction of the Tenant Improvements) or if Tenant desires to make structural Alterations to any Related Premises, the prior written approval of Landlord and Lender shall be required. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender. Landlord shall have the right to require Tenant to remove any Alterations except for Decorative Alterations, the Tenant Improvements, Alterations required by Law or for which Landlord has agreed in writing, or is deemed to have approved pursuant to the following sentence, that removal will not be required. If Tenant desires not to remove any Alterations at the expiration of the Term, Tenant shall provide to Landlord written notice specifying the Alterations for which it is requesting agreement that removal will not be required (which notice may be given by Tenant at any time during the Term (including, without limitation, at the time Tenant seeks any required approval from Landlord pursuant to this Paragraph 13)). If Landlord does not disapprove such request by Tenant within fifteen (15) days of receipt of such notice, such approval shall be deemed given. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant be required to remove any Decorative Alterations or Tenant Improvements.
               (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”), then (i) the market value of the Leased Premises shall not be lessened by any such Work, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.
               (c) Subject to and conditioned upon Landlord fully performing its obligations under Paragraphs 13(c) and 13(d) hereof, Tenant covenants and agrees to make in the aggregate not less than Twenty-five Million ($25,000,000.00) Dollars of Alterations to the Improvements (including Decorative Alterations) in order to renovate each Related Premises (the “Tenant Improvements”), which Tenant Improvements shall be completed and paid for in full no later than July 31, 2008 (the “Completion Date”). For the purposes of meeting the preceding

Twenty-five Million ($25,000,000) Dollar Tenant Improvement requirement, not more than Five Million ($5,000,000) may be allocated to Tenant’s Property. Such Alterations shall be constructed in accordance with the terms of this Lease, including, but not limited to, Paragraph 13(b) hereof. All of the Tenant’s Equipment shall be the property of Tenant and all other Tenant Improvements shall be the property of Landlord. In exchange for Tenant’s agreement to construct the Tenant Improvements, (i) Tenant shall not be required to pay Basic Rent under certain circumstances in accordance with the provisions of the last sentence of Paragraph 6(b) hereof (with the amount of such Basic Rent otherwise payable during this period being $2,322,416.50), (ii) Landlord will convey to Tenant certain other real properties (the “TI Allowance Properties”) having an agreed upon aggregate value of $10,000,000.00 pursuant to a purchase and sale agreement by and between Landlord and Tenant dated as of the date hereof, and (iii) Landlord will pay to Tenant the TI Allowance in accordance with the provisions of Paragraph 13 (d) below. Prior to constructing the Tenant Improvements with respect to any Related Premises, Tenant shall submit to Landlord a budget and plans and specifications with respect to the Tenant Improvements for such Related Premises. The consent of Landlord of the budget and plans shall not be required so long as the Work to be performed complies with the requirements set forth in Paragraph 13(b) hereof. Tenant’s failure to complete the Tenant Improvements on or before the Completion Date shall not be a default hereunder to the extent such delay is a direct result of strikes, lockouts, riots, acts of God, shortage of labor or materials, national emergency, acts of a public enemy, governmental restrictions, laws or regulations, or any other cause beyond Tenant’s reasonable control.
               (d) The TI Allowance shall be advanced to Tenant in not more than two advances, provided that Landlord shall not be required to make any advance of the TI Allowance unless and until Tenant has delivered to Landlord paid receipts evidencing that Tenant has completed and paid for $12,322,416.50 of the Tenant Improvements (exclusive of any portion allocated to Tenant’s Property). Each request for an advance by Tenant shall be accompanied by (i) copies of paid receipts supporting the amount requested and including a reasonably detailed description of the Work that is the subject of each paid receipt, and (ii) a certificate executed by Tenant confirming (1) that the Work that is the subject to such request for advance has been paid for in full and completed in accordance with the budget and plans previously submitted to Landlord and the terms of this Lease and (2) that no Event of Default then exists (or, if an Event of Default does exist, specifying the applicable default). Provided that the request for advance complies with the terms of this Paragraph 13(d), Landlord shall pay to Tenant the amount requested in such request for advance within thirty (30) days of receipt of such request for advance, provided, however, that Landlord shall not be required to make any advance during any period while an Event of Default exists.
               (e) Promptly following the date upon which all of the Tenant Improvements are completed, Tenant shall (i) provide written documentation evidencing payment of the amounts required to be paid by Tenant under Paragraph 21(c) (including paid invoices) have been paid, and (ii) provide a written certification from Tenant confirming that the Tenant Improvements have been completed in accordance with the terms of this Paragraph 13(c). Landlord shall have the right at Landlord’s costs and expense to cause a consultant selected by Landlord confirm whether or not the Tenant Improvements have been installed and/or constructed in accordance with the provisions of this Lease.
          14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13, (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b), or (d) comply with any Law or Easement Agreement with respect to the Leased Premises (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”) and may dispute or contest the same, so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any criminal liability.
          15. Indemnification.
               (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an “Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property first arising (but expressly including any subsequent material deterioration following the Commencement Date for which Tenant shall be liable) during the Term, except to the extent arising in connection with the gross negligence or willful misconduct of Landlord or any Person described in Paragraph 30, (ii) any casualty first occurring (but expressly including any subsequent material deterioration following the Commencement Date for which Tenant shall be liable) during the Term in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, except to the extent arising in connection with the gross negligence or willful misconduct of Landlord or any Person described in Paragraph 30, (iii) any violation by Tenant of any provision of this Lease, the Condominium Declaration, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to, or (iv) any alleged, threatened or actual Tenant Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.
               (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the reasonable cost of which shall be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant.
               (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease with respect to matters that existed, arose or occurred prior to such termination, expiration or rejection.
          16. Insurance.
               (a) Tenant shall obtain, pay for and maintain the following insurance on or in connection with the Leased Premises:
                    (i) Insurance against all risk of physical loss or damage to the Improvements and Equipment as provided under “Special Causes of Loss” form coverage, and including customarily excluded perils of hail, windstorm, flood coverage for any Related Premises located in a designated flood plain, earthquake coverage for any Related Premises located in a designated earthquake zone under applicable Law and, to the extent required by Lender, terrorism insurance, in amounts not less than the actual replacement cost of the Improvements and Equipment (except that the amount of flood and earthquake coverage need not exceed $5,000,0000); provided that, if Tenant’s insurance company is unable or unwilling to include any of all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and “Law and Ordinance” coverage (at full replacement cost). Such policies and endorsements shall contain deductibles not more than $50,000 per occurrence (or $250,000 per occurrence with respect to flood and earthquake coverage).
                    (ii) Commercial General Liability Insurance and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $11,000,000 per occurrence/annual aggregate, on a claims occurrence basis, with no self insured retention or deductible, provided, however, that so long as Tenant or Guarantor has a net worth calculated in accordance with GAAP consistently applied of not less than $300,000,000, then, the insurance required under this clause (ii) may have a deductible or self-insured retention of up to $5,000,000.
                    (iii) Workers’ compensation insurance in the amount required by applicable Law and employers’ liability insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises.
                    (iv) Comprehensive Boiler and Machinery/Equipment Breakdown Insurance on any of the Equipment or any other equipment on or in the Leased

Premises, in an amount not less than $5,000,000 per accident for damage to property (and which may be carried as part of the coverage required under clause (i) above or pursuant to a separate policy or endorsement). Either such Boiler and Machinery policy or the Special Causes of Loss policy required in clause (i) above shall include at least not less $1,000,000 per incidence for Off-Premises Service Interruption, and not less than $100,000 per incidence for Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense and may contain a deductible not to exceed $50,000.
                    (v) Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than eighteen (18) months from time of loss. Such insurance shall name Landlord as loss payee (but only with respect to Rent payable to or for the benefit of the Landlord under this Lease), and Tenant shall receive a dollar-for-dollar credit against Rent due hereunder for any amounts received by Landlord under any such policy.
                    (vi) During any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or Equipment, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.
                    (vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, ratings, form of mortgagee clause) on or in connection with any Related Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the applicable Related Premises or in connection with loans similar to the Loan.
               (b) The insurance required by Paragraph 16(a) shall be written by companies having a Best’s rating of A:X or above and a claims paying ability rating of A or better by Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Lender in their sole discretion and are authorized to write insurance policies by, the State Insurance Department (or its equivalent) for the states in which the Leased Premises are located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.
               (c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior written notice to Landlord and Lender.
               (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to

Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance evidencing such coverages or, if required by Lender, original or certified policies. All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be on ACORD Form 27 (or its equivalent).
               (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16, and upon request, Tenant shall provide to Landlord a Statement of Values which may be reviewed annually and shall be amended to the extent determined necessary by Landlord based on revised Replacement Cost Valuations. The original or a certified copy of each such blanket or umbrella policy shall promptly be delivered to Landlord upon Landlord’s request.
               (f) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.
               (g) Each policy (other than workers’ compensation coverage ) shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord and shall contain a full waiver of subrogation against the Landlord.
               (h) The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as loss payee and Lender as loss payee and mortgagee, and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee to the extent of the Rent payable to or for the benefit of Landlord as its interest appears under the Lease. The proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:
                    (i) proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds; and
                    (ii) proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18.
          17. Casualty and Condemnation.
               (a) If any Casualty to a Related Premises occurs the insurance proceeds for which are reasonably estimated by Tenant to be equal to or in excess of $100,000 , Tenant shall give Landlord and Lender immediate notice thereof. So long as (i) no Event of Default exists and (ii) Tenant has not given a Termination Notice to Landlord, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim which is reasonably estimated by Landlord to result in proceeds in excess of $450,000, shall be subject to the reasonable prior written approval of Landlord, and, with respect thereto, Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If any final adjustment, settlement or compromise of any such claim is reasonably estimated by Landlord to result in proceeds of less than or equal to $450,000 and so long as no Event of Default exists and Tenant has not given a Termination Notice to Landlord, then such adjustment, settlement or compromise shall not require the approval of Landlord. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant’s attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.
               (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s Property, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the applicable Related Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides
               (c) If any Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the applicable Related Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming such Related Premises to have been in the condition required by this Lease, together with such Alterations as shall be permitted or approved pursuant to Paragraph 13). So long as no Event of Default exists, any Net Award paid to or on behalf of Landlord under Paragraph 16(a)(i), (iv) or (vi) which is up to and including $450,000 shall be paid by Landlord to Tenant and Tenant shall restore the applicable Related Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award paid to or on behalf of Landlord under Paragraph 16(a)(i), (iv) or (vi) which is in excess of $450,000 shall be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the applicable Related Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Condemnation which is not a Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.
          18. Termination Events.
               (a) If either (i) all of any Related Premises shall be taken by a Taking, or (ii) any substantial portion of any Related Premises shall be taken by a Taking and Tenant certifies and covenants to Landlord that it will forever abandon operations at the Related Premises, (any one or all of the Related Premises described in the above clauses (i) and (ii) above being hereinafter referred to as the “Affected Premises” and each of the events described in the above clauses (i), and (ii) shall hereinafter be referred to as a “Termination Event”), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice, and (y) in the case of (ii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice to give to Landlord written notice in the form described in Paragraph 18(b) of the Tenant’s election to terminate this Lease as to the Affected Premises (a “Termination Notice”). If Tenant elects under clause (y) above not to give Landlord a Termination Notice, then Tenant shall rebuild or repair the Leased Premises in accordance with Paragraphs 17 and 19.
               (b) A Termination Notice shall contain (A) notice of Tenant’s intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least thirty (30) days after delivery of the Condemnation Termination Notice (the “Termination Date”), and (B) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein.
               (c) If Tenant delivers a Termination Notice, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided, that if Tenant has not satisfied all Monetary Obligations which have arisen as to the Affected Premises (collectively, “Remaining Obligations”) on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Affected Premises, and (iii) the Net Award shall be retained by Landlord.
               (d) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises exclusive of the Basic Rent allocated to the Affected Premises under Paragraph I of Exhibit “D”.
          19. Restoration.
               (a) If any Net Award is in excess of $450,000, Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:
                    (i) prior to commencement of restoration, the architects, contracts, contractors, plans and specifications and a budget for the restoration which shall have been approved by Landlord and which may, at Tenant’s option, provide for Alterations and other upgrades to the Leased Premises, a so-called “cost savings” provision in favor of Tenant (which shall remain for Tenant’s sole benefit), an overhead cost allocation, and/or supervision and/or development fees to Tenant or any affiliate of Tenant;
                    (ii) at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against any of the Leased Premises and remain undischarged or uncontested in accordance with Paragraph 14;
                    (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the Work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the Work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) partial waivers of liens, (C) contractors’ sworn statements as to completed Work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other reasonable and customary evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by Work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;
                    (iv) each request for disbursement shall be accompanied by a certificate of an officer of Tenant, describing the Work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such Work and, upon completion of the Work, also stating that the Work has been fully completed and complies with the applicable requirements of this Lease;
                    (v) any construction contract or agreement in connection with the restoration shall provide for a 10% retainage until the Work to be performed under such contract or agreement shall have been satisfactorily completed;
                    (vi) If the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and
                    (vii) such other reasonable and customary conditions as Landlord or Lender may impose.
               (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration Work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.
               (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender; provided, however, Landlord acknowledges and agrees that it is the intention of the parties that, subject to the other provisions of this Paragraph 19, the full amount of the Restoration Fund shall be made available to Tenant for the performance of the work contemplated under Paragraph 17(c).

          20. Procedures Upon Purchase.
               (a) If any Related Premises is purchased by Tenant pursuant to any provision of this Lease, Landlord shall convey fee simple title thereto to Tenant or its designee, subject only to the Permitted Encumbrances and to all applicable Laws, but free of the lien of and security interest created by any mortgage or assignment of leases and rents and any other liens, exceptions and restrictions on, against or relating to the applicable Related Premises which have been created without the concurrence of Tenant or as a result of a default by Tenant under this Lease.
               (b) Upon the date fixed for any such purchase of a Related Premises pursuant to Paragraph 18 (any such date the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Termination Amount therefor specified herein, in Federal Funds, less a credit for any Net Award received and retained by Landlord or a Lender, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord or Lender, not credited to Tenant against the Termination Amount; provided, that if any accrued Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord’s reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord’s reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the accrued Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such accrued Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Related Premises (but not with respect to the Remaining Premises) shall terminate, except any Surviving Obligations.
               (c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then Rent shall continue to be due and payable until completion of such purchase.
               (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Termination Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.
     21. Assignment and Subletting: Prohibition against Leasehold Financing.
               (a) Except as otherwise expressly provided to the contrary in this Paragraph 21, Tenant may not (i) assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise (including through merger or consolidation) to any Person other than to a Person which is and continues throughout the Term to be an Affiliate of Tenant or a Credit Entity, or (ii) sublet any of the Leased Premises at any time to any other Person other than to an Affiliate of Tenant or to a Credit Entity, without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in accordance with the provisions of

Paragraphs 21(b) or 21(c) below, as applicable, and subject, in each case, to the provisions of Paragraphs 21(j) and 21(k) below. Any purported sublease or assignment in violation of this Paragraph 21 including an Affiliate transaction in violation of the provisions of Paragraphs 21(j) or 21(k) below shall be null and void. In addition, notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise), or sublet any of the Leased Premises to any Person at any time that an Event of Default shall exist. As used herein, a “Credit Entity” shall mean any Person that immediately following such assignment or subletting and having given effect thereto will have a publicly traded unsecured senior debt rating of “Baa3” or better from Moody’s or a rating of “BBB-” or better from S&P and is not on “Negative Credit Watch” by S&P or Moody’s (or, if such Person does not then have rated debt, a determination that by either of such rating agencies its unsecured senior debt would be so rated by such agency), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and Lender.
               (b) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person (“Non-Preapproved Assignee”) that is not an Affiliate of Tenant or a Credit Entity or (each a “Non-Preapproved Assignment”) then Tenant shall, not less than ninety (90) days prior to the date on which it desires to make a Non-Preapproved Assignment, submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee applying prudent business judgment no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. If a response is not received by Tenant by the expiration of such thirty (30) day period, such non-Preapproved Assignee shall be deemed disapproved.
               (c) Notwithstanding anything to the contrary in this Lease, Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, but without the necessity of Landlord’s or Lender’s consent, to enter into (i) one or more subleases or licenses with any Affiliate or Credit Entity and (ii) one or more subleases or licenses with any third parties that demise, in the aggregate, up to, but not to exceed thirty-three percent (33%) of the gross leasable area of the Improvements at any Related Premises, with no consent or approval of Landlord being required or necessary (each, a “Preapproved Sublet”). Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases exist for more than thirty-three percent (33%) of the gross leasable area of the Improvements at any Related Premises without the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. Contemporaneously with the execution and delivery of this Lease, Tenant is entering into Preapproved Sublets with respect to each Related Premises with LTF Club Operations, Inc., an Affiliate of Tenant.
               (d) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment and shall also provide any certification reasonably required by Landlord related to the USA Patriot Act. Each sublease of any of the Leased Premises shall (A) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraph 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made, except that, if Tenant assigns this Lease to a Person that, immediately following such assignment (including, without limitation, as contemplated by Paragraphs 21(j) or 21(k) below) and after having given effect thereto, is a Release Credit Entity, then the transferor Tenant shall be released from all liabilities and obligations under this Lease with respect to matters that first arose, occurred or accrued after the date of such assignment. No assignment or sublease shall impose any additional obligations on Landlord under this Lease. For purposes of this Paragraph 21(d), “Release Credit Entity” shall mean any Person that immediately following such assignment (other than an assignment, whether voluntary or involuntary, by operation of law, including, without limitation, a consolidation or merger) and having given effect thereto shall have a publicly traded unsecured senior debt rating of “Baa1” or better from Moody’s or a rating of “BBB+” or better from S&P and is not on “Negative Credit Watch” by S&P or Moody’s (or, if such Person does not then have rated debt, a determination that by either of such rating agencies its unsecured senior debt would be so rated by such agency), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and Lender.
               (e) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form. With respect to any Preapproved Assignment or any Preapproved Sublet, thirty (30) days prior to the effective date of such assignment or sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet satisfies the criteria set forth in this Lease for a Preapproved Assignment or Preapproved Sublet.
               (f) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises; provided, however, that Landlord shall have the absolute right at any time and upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same; provided, further, however, that Landlord’s right to revoke said license and to collect such rents and sums of money and to retain the same shall only be applicable with regard to any Preapproved Sublet pursuant to Paragraph 21(c)(ii) while there’s an uncured Event of Default. Any amounts collected shall be applied to Rent payments next due and owing. Tenant shall not accept any rents more than one (1) month in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.
               (g) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.
               (h) Intentionally Omitted.
               (i) Subject to the provisions of Paragraph 35 hereof (Tenant’s right of first offer), Landlord may sell or transfer subject to this Lease the Leased Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.
               (j) Tenant shall not, in a single transaction or series of related transactions (including any interim merger or consolidation), sell or convey, transfer, abandon or lease all or substantially all of its assets (an “Asset Transfer”) to any Person, and any such Asset Transfer shall be deemed an assignment in violation of this Lease; except that, Tenant shall have the right to conduct an Asset Transfer to a Person without Landlord’s consent if the following conditions are met: (i) the Asset Transfer is to a Person that (A) immediately following such transaction or transactions, taken in the aggregate, is (or would be, on a pro forma basis) a Credit Entity, (B) is a wholly-owned Subsidiary of Tenant (but only for so long as such Person shall remain a wholly-owned Subsidiary of Tenant), or (C) is approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) of this Lease; and (ii) this Lease is assigned to such Person as a part of such Asset Transfer. In the event of an Asset Transfer to a wholly-owned Subsidiary of Tenant, any subsequent sale of the assets of the original Tenant named herein by such wholly-owned Subsidiary of Tenant shall be governed by the requirements of this subparagraph (j) irrespective of whether or not such sale would be considered a sale of all or substantially all of the assets of the wholly-owned Subsidiary of Tenant.
          22. Events of Default.
               (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:
                    (i) a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;
                    (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);
                    (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;
                    (iv) a default beyond any applicable cure period by Tenant in any payment of principal or interest on any obligations for borrowed money having a then-outstanding principal balance of $10,000,000 or more, and either (x) such payment is a payment at maturity or a final payment and the obligee with respect thereto shall have commenced exercising its remedies in connection therewith, or (y) such obligation has been accelerated prior to its stated maturity;

                    (v) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for a Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;
                    (vi) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for a Related Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;
                    (vii) a Related Premises shall have been (A) vacated in its entirety (i.e., neither Tenant nor any sublessee or licensee shall be in possession of any portion thereof), provided that Tenant shall have the right to vacate up to two Related Premises for up to six (6) months and, so long as Tenant has retained a third party broker and during such initial six (6) month period Tenant has diligently attempted to sublet such Related Premises, for an additional six (6) months, or (B) abandoned;
                    (viii) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;
                    (ix) the estate or interest of Tenant in a Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;
                    (x) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under, any provision of any Assignment or any other document between Tenant and Lender or from Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;
                    (xi) Tenant shall in a single transaction or series of related transactions sell, convey, transfer or lease all or substantially all of its assets unless concurrently with such sale the interest of Tenant in this Lease is assigned to the purchaser, lessee or transferee of such assets who complies with the requirements of Paragraph 21 of this Lease and who shall assume in writing all of the obligations of Tenant hereunder; or
                    (xii) a Non-Preapproved Assignment shall occur and Tenant shall have failed to comply with the provisions of Paragraph 21(b), if applicable;
                    (xiii) Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein;
                    (xiv) Tenant shall fail to renew or replenish, if necessary, the Prepaid Rent in accordance with the requirements of Paragraph 34;
                    (xv) There shall occur a breach or default by Tenant under the Condominium Declaration beyond any applicable notice and cure period;
                    (xvi) There shall occur a breach or default by Tenant under the terms and provisions of the Condominium Declaration or the Boca Parking Lease, beyond any applicable notice and cure period; or

                    (xvii) an Event of Default (as defined in the Guaranty) beyond any applicable cure period shall occur under the Guaranty.
               (b) No notice or cure period shall be required in any one or more of the following events: the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv) or (xvii) of Paragraph 22(a). If the default consists of the failure to comply with any insurance required by Paragraph 16, then the applicable cure period shall be three (3) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of the failure to pay Basic Rent, then applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of the failure to pay any Monetary Obligation except Basic Rent, then the applicable cure period shall be ten (10) days from the date on which notice is given but Landlord shall not be obligated to give notice of, or allow any cure period for, the same default more than one (1) time in any Lease Year. If the default consists of a default under clauses (ii), (iii) (but with respect to (iii), if and only if same is reasonably susceptible of being cured) or (xvi) of Paragraph 22(a), other than the events specified in clause (B) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.
          23. Remedies and Damages Upon Default.
               (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter upon not less than three (3) days prior written notice to Tenant, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.
                    (i) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, by any available legal process. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).
                    (ii) Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Leased Premises by any available legal process without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant and without terminating this Lease. After repossession of any of the Leased Premises pursuant to clause (i) above or any termination pursuant to this clause (ii), Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such termination of Tenant’s right of possession of the Leased Premises, Landlord may at any time thereafter elect to terminate this Lease and in such event Landlord shall have the right and remedies specified in the last sentence of Paragraph 23(a)(i).
               (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):
                    (i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of Alterations and expenses and preparation for reletting.
                    (ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord incurred in connection with such repossessing and reletting, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of Alterations and expenses and preparation for reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant.
                    (iii) Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.
               (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

               (d) Notwithstanding anything to the contrary contained herein, Landlord shall use reasonable efforts to mitigate any damages hereunder following any termination of this Lease or any termination of Tenant’s possession of the Premises and Landlord shall be deemed to have acted reasonably if Landlord has, within a reasonable time after such termination, retained a third party broker to relet the Leased Premises on such terms as shall be recommended by such third party broker. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.
               (e) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.
               (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, TENANT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY.
               (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose
               (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.
               (i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.
               (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.
          24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable overnight delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery by any such method is refused. Notices sent to Landlord shall be to the attention of Director, Asset Management, and notices sent to Tenant shall be to the attention of Tenant’s General Counsel. A copy of any notice given by Tenant to Landlord shall be addressed to the attention of Director, Asset Management and shall simultaneously be given by Tenant to Reed Smith LLP, One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.
          25. Estoppel Certificate. At any time upon not less than ten (10) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by a court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation. In no event shall any person signing a Certificate be personally liable thereunder.
          26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises or Affected Premises, as is applicable, to Landlord in the same condition in which the Leased Premises or Affected Premises, if applicable, was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, ordinary wear and tear and damage from any Casualty or Condemnation excepted; provided, however, that with respect to any Casualty Tenant has paid to Landlord the deductible under Paragraph 16(a)(i) or, if applicable, Landlord has received the Termination Amount. Upon such surrender, Tenant shall (a) remove from the Leased Premises or Affected Premises, if applicable, all Tenant’s Property and Alterations required to be removed pursuant to Paragraph 13 hereof, and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises or Affected Premises, if applicable. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises or Affected Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26. Notwithstanding anything to the contrary in this Lease, Tenant shall be under no obligation to patch, repair or replace finish work, such as wallcoverings, paint and carpeting, or to patch, repair or cover holes in the walls or floor left by the removal of any Alteration or Tenant’s property to the extent such removal was performed in a reasonable or normal manner.
          27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

          28. Books and Records.
               (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys to visit and inspect the Leased Premises and examine (and make copies of) at Tenant’s main offices the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord, upon not less than ten (10) days’ prior notice to Tenant. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide within ten (10) days’ the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.
               (b) Tenant shall deliver to Landlord and to Lender within one hundred twenty (120) days of the close of each fiscal year, annual audited financial statements of Tenant Group prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant Group, certified by parent company of the Tenant Group’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other similar Law. All financial statements of Tenant Group shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of parent company of the Tenant Group, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit; provided that no such affidavit shall be a personal obligation or, or create any liability to, the affiant. Notwithstanding anything to the contrary in this Paragraph 28(b), Tenant shall not be required to provide any of the statements, opinions or other maters required by this Paragraph 28(b) for so long as the stock of Tenant or Guarantor is publicly traded on a national exchange.
          29. Tenant’s Property.
               (a) The following property (collectively, “Tenant’s Property”), whether or not located in or on the Leased Premises, does not constitute a portion of the Leased Premises and shall at all times during and after the Term be the property of Tenant or its subtenants:
                    (i) All items of personal property, equipment and trade fixtures (so long as same are not necessary for the operation of the Property as opposed to the business from time to time conducted at the Property) about the Leased Premises, and whether or however attached to the Improvements, at any time that are necessary or incidental to the business from time to time conducted at the Leased Premises, including, without limitation, exercise / fitness equipment, kitchen equipment and furnishings, work stations, portable or movable partitions, receptionist desks, millwork, credenzas, computer installations (including computers, computer hardware, raised flooring, freestanding supplemental air conditioning or cooling systems therefor), communications systems and equipment, financial services equipment

(such as ATM’s), safes, safe doors, bulletin boards, book shelves and file cabinets, but excluding central HVAC and other building systems (other than telecommunications equipment, which shall be deemed the personal property of Tenant or its subtenants), walls (other than demountable walls or partitions), doors, trim, floor and wall coverings, ceiling lights and tile, window shades and the like;
                    (ii) All furniture, inventory, machinery (so long as same is not necessary for the operation of the Leased Premises as opposed to the business from time to time conducted at the Property), racking, shelving, and other personal property;
                    (iii) Any personal property, equipment or trade fixtures (so long as same are not necessary for the operation of the Property as opposed to the business from time to time conducted at the Property) which is either not owned by Landlord or Tenant or is on consignment to Tenant, including any personal property owned by Tenant’s, subtenant’s, employees or invitees;
                    (iv) All signs and other forms of business identification; and
                    (v) Any other items of personal property whatsoever.
               (b) Tenant and its subtenants shall have the right in its sole and absolute discretion from time to time to install, alter, remove and/or replace such Tenant’s Property as it shall deem to be useful or desirable in connection with its business in the Leased Premises. Tenant and its subtenants further shall have the right to enter into such agreements and assignments with respect to the Tenant’s Property as Tenant or its subtenant in their sole discretion shall deem advisable, including financing and similar arrangements.
               (c) Landlord agrees that, upon the request of any Person that shall be Tenant’s or any of its subtenant’s senior secured lender or an equipment lender or equipment lessor of Tenant, Landlord shall negotiate in good faith for the purpose of executing and delivering a commercially reasonable waiver of Landlord’s statutory lien rights, if any, and a consent and agreement with respect to the respective rights of Landlord and such Person regarding the security interests in, and the timing and removal of, any inventory, equipment or other collateral in which such Person has a secured interest (the “Collateral”), in form and substance reasonably acceptable to Landlord and such Person, so long as such waiver and agreement (i) provides for the indemnification of Landlord against any claims by Tenant or any Person claiming through Tenant, and against any physical damage caused to the Leased Premises, in connection with the removal of any of the Collateral by such Person, (ii) expressly excludes any claim by such Person to any right, title or interest in or to any of the Equipment as defined in this Lease, (iii) provides for a reasonable, but in no event more than one hundred (120) days, time frame for the removal of such Collateral by such Person after the expiration of which same shall be deemed abandoned, and (iv) provides for the per diem payment of Basic Rent due hereunder by such Person for each day following the date of the expiration or termination of this Lease that Landlord permits such Person’s Collateral to remain in the Leased Premises.
          30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partners or shareholders of Landlord (or any legal representative, heir, estate, successor or assign of any thereof), (c) any successor Landlord of Landlord’s general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) Carey Property Advisors, Carey Fiduciary Advisors, Inc., W. P. Carey & Co., LLC, Carey Management LLC, and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.
          31. Financing.
               (a) If Landlord desires to obtain or refinance any Loan, Tenant agrees, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any subordination, non-disturbance and attornment agreement which complies with Paragraph 32, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant’s obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (i) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (ii) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.
               (b) Within thirty (30) days after Tenant’s request from time to time, Landlord shall provide Tenant with copies of the relevant documentation necessary for Tenant to determine any Prepayment Premium, any late payment fees, charges or additional interest with respect to the Loan then in effect.
          32. Subordination, Non-Disturbance and Attornment. This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition and non-disturbance of this Lease and all Tenant’s rights hereunder unless and until an Event of Default exists and Landlord shall have terminated this Lease pursuant to any applicable provision hereof.
          33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (i) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (iii) Landlord reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state law purposes and for federal law purposes.
          34. Prepaid Rent.
               (a) On or before the Commencement Date, Tenant has delivered to Landlord cash in the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000).

Such amount shall be increased to the amounts set forth on Exhibit “D” attached hereto (the amount of such prepaid rent required at any time pursuant to this Paragraph 34, the “Prepaid Rent”), such increase to be paid no later than fifteen (15) days following the applicable increase in Basic Rent. The Prepaid Rent shall be held in an interest bearing account and shall not be commingled with other funds of Landlord or other Persons. So long as no Event of Default exists, interest accrued on the Prepaid Rent which shall be retained by Landlord, shall be released to Tenant within ninety (90) days after the end of each Lease Year. No amount of the Prepaid Rent shall be refundable to Tenant in the event that this Lease is terminated prior to the expiration of the Term by reason of an Event of Default. If the Leased Premises are purchased by Tenant pursuant to Paragraph 18 or 35 hereof, the Prepaid Rent and all accrued interest (less the applicable administration fee) shall be refunded to Tenant. The Prepaid Rent shall be applied to Tenant’s Basic Rent obligations at such time (and only at such time) as is specified herein and thereupon the Prepaid Rent shall, pursuant to the terms hereof, be applied in full toward Tenant’s Basic Rent obligations in accordance with this Article 34.
               (b) Tenant shall have the right at any time and from time to time during the Term to provide the Prepaid Rent in cash or by delivering a letter of credit (the “Letter of Credit”) for the amount of the Prepaid Rent required hereunder, such Letter of Credit to be an irrevocable letter of credit issued by a bank reasonably acceptable to Landlord and having a long-term debt rating of not less than “A” from S&P and in the form and substance reasonably satisfactory to Landlord. If Tenant fails to renew the Letter of Credit at least thirty (30) days prior to its expiration, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date, to draw on the Letter of Credit and to use the proceeds of the Letter of Credit as Prepaid Rent.
               (c) At such time as Prepaid Rent is to be applied toward Tenant’s Basic Rent obligations under Paragraph 34(c) below and so long as no Event of Default has occurred and is then continuing, Landlord shall draw on the Letter of Credit and apply the proceeds toward such Basic Rent obligations.
               (d) So long as no Event of Default has occurred and is then continuing, Landlord shall apply the Prepaid Rent toward Tenant’s Basic Rent obligations during the last two Basic Rent Payment Dates of the last year of the initial Term that would allow the Prepaid Rent to be fully expended before the expiration of the initial Term. In the event that the Prepaid Rent is insufficient to pay the full amount of the then applicable Basic Rent due and owing under this Lease on the last two Basic Rent Payment Dates, Tenant shall, on each of such last two Basic Rent Payment Dates, pay to Landlord such deficiency.
               (e) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to apply the Prepaid Rent in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent; (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord’s application of the Prepaid Rent towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an

Event of Default shall not exist if Tenant restores the Prepaid Rent to its full original amount within five (5) days after receipt of notice thereof by Landlord to Tenant so that the original amount of the Prepaid Rent shall be again on deposit with Landlord.
               (f) Tenant hereby confirms that if and to the extent there may be any dispute between Landlord and Tenant as to whether an Event of Default (upon a draw of the Prepaid Rent may be predicated) exists, Tenant hereby elects (i) that it will no seek to enjoin such draw or bring other legal action to prohibit such draw (and Tenant hereby waives the right to pursue the same as part of its remedies hereunder or at law or in equity) and (ii) that it will make any such challenge, claim or proceeding under and pursuant to this Lease.
               (g) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Prepaid Rent during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights of Landlord under this Paragraph 34. Tenant covenants and agrees, at Tenant’s sole cost and expense, to execute such agreements, consents and acknowledgments as may be reasonably requested by Landlord from time to time to change the holder of the Prepaid Rent as hereinabove provided.
          35. Right of First Offer.
               (a) If Landlord decides to offer the Leased Premises for sale to any third party, Landlord shall first offer by written notice (the “Offer”) to sell the Leased Premises to Tenant for a specific purchase price (the “ROFO Purchase Price”) and, upon such terms and conditions as Landlord, in Landlord’s sole discretion, would otherwise intend to offer to sell the Leased Premises, prior to Landlord’s offering to sell the Leased Premises to any such third party except that the terms and conditions of any such sale to Tenant shall be (i) consistent with the terms and provisions of this Paragraph 35 and (ii) the sale to Tenant shall be “AS IS”, “WHERE IS”, without representation or warranty by Landlord. If Landlord shall make the Offer, then, whether or not Tenant has accepted the Offer, Landlord shall have the unilateral right, in Landlord’s sole discretion, to revoke the Offer if an Event of Default exists under this Lease on the date on which Landlord shall give, or would otherwise be required to give, Tenant the Offer.
               (b) Tenant shall have the right to accept the Offer only by giving Landlord written notice of such acceptance (the “ROFO Notice”) within thirty (30) days after delivery by Landlord to Tenant of the Offer. Time shall be of the essence with respect to said thirty (30) day period and delivery of the ROFO Notice by Tenant. If Tenant shall accept the Offer, Tenant shall execute any documentation reasonably required by Landlord to reflect Tenant’s acceptance of the Offer. Notwithstanding anything to the contrary contained in this Lease, upon the delivery of the ROFO Notice by Tenant, no event or circumstances affecting the Leased Premises including, but not limited to, a Condemnation or Casualty, shall give Tenant any right or option of Tenant to cancel, surrender or otherwise terminate this Lease, and any other right or option of Tenant under the Lease to acquire the Leased Premises, shall automatically be deemed to have been waived by Tenant for all purposes under this Lease.
               (c) If Tenant does not accept, or fails to accept, the Offer in accordance with the provisions herein, then, except as provided below, Landlord shall be under no further obligation with respect to such Offer pursuant to the terms contained herein, and Tenant shall have forever waived and relinquished its right to such Offer, and Landlord shall for a period of one (1) year after Tenant’s rejection of the Offer or the expiration of the thirty (30) day period specified in Paragraph 35(b) above be entitled to market the Leased Premises to others upon such terms and conditions as Landlord in its sole discretion may determine, except that if the price (“Third Party Price”) for which Landlord enters into a letter of intent or a binding contract (“Third Party Contract”) to sell the Leased Premises is less than ninety percent (90%) of the ROFO Purchase Price, Tenant shall have fifteen (15) days in which to accept the Third Party

Price and if it is between ninety percent (90%) and ninety-five percent (95%), Tenant shall have three (3) days in which to accept the Third Party Price. Tenant shall, within five (5) days after Landlord’s request therefor, deliver an instrument in form reasonably satisfactory to Landlord confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective. If at the expiration of such one (1) year period Landlord shall not have sold the Leased Premises, Tenant shall again have the rights under this Paragraph 35.
               (d) If Tenant does not timely deliver the ROFO Notice and the Leased Premises are transferred to a third party, Tenant will attorn to such third party as Landlord so long as such third party and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.
               (e) Notwithstanding anything to the contrary contained herein, the provisions of this Paragraph 35 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord’s interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord’s interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord’s interest in the Leased Premises to a Lender, beneficiary under deed of trust or other hold of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises or any interest therein or in Landlord to any affiliate of Corporate Property Associates 15 Incorporated (“CPA: 15”) or to any entity for whom W.P. Carey & Co. LLC or any of its Affiliates provides management or advisory services or investment advice, (vi) a transfer to any Person or entity to whom CPA:15 sells all or substantially all of its assets, (vii) any transfer of the interest of CPA: 15 in Landlord to any Affiliate of CPA: 15, or (viii) any transfer of the Leased Premises to any of the successors or assigns of any of the persons or entities referred to in the foregoing clauses (i) through (iv).
               (f) If the Leased Premises is purchased by Tenant pursuant to this Paragraph 35, Landlord shall convey fee simple title thereto to Tenant, subject only to the Permitted Encumbrances and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and any other liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created without the concurrence of Tenant or as a result of a default by Tenant under this Lease.
               (g) Upon the date fixed for a purchase of the Leased Premises pursuant to this Paragraph 35 which shall be a date mutually acceptable to Landlord and Tenant which shall be no later than either sixty (60) days following acceptance of the Offer or the date specified in the Third Party Contract, if applicable, (the “Purchase Date”), Tenant shall pay to Landlord, or to any Person or entity to whom Landlord directs payment, the ROFO Purchase Price and all other sums payable by Tenant under the Offer, in Federal Funds, and Landlord shall deliver to Tenant or its designee (i) special warranty deeds or their equivalent which describe the Leased Premises being conveyed and conveys the title thereto as provided in Paragraph 35(f) above and (ii) such other instruments as shall be necessary to transfer the Leased Premises to Tenant or its designee. Upon the completion of such purchase by Tenant or its designee, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Monetary Obligations of Tenant and any other obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or termination of this Lease and which survive such expiration or termination by their own terms. Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the ROFO Purchase Price due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.
               (h) If the completion of the purchase by Tenant or its designee pursuant to this Paragraph 35 shall be delayed after the date scheduled for such purchase, Basic Rent and Additional Rent shall continue to be due and payable until completion of such purchase.
          36. Determination of Value.
               (a) Whenever a determination of Fair Market Rental Value is required pursuant to any provision of this Lease, such Fair Market Rental Value shall be determined in accordance with the following procedure:
                    (i) Landlord and Tenant shall endeavor to agree on Fair Market Rental Value on the date (the “Applicable Initial Date”) which is six (6) calendar months prior to the expiration of the then current Term unless Tenant has previously exercised its option pursuant to Paragraph 5(b) not to have the Term automatically extended. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Rental Value.
                    (ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord’s receipt of Tenant’s notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Rental Value based on a written appraisal made by each of them as of the Applicable Initial Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Rental Value, the amount of such Fair Market Rental Value as so agreed shall be binding and conclusive upon Landlord and Tenant.
                    (iii) If such two appraisers shall be unable to agree upon a Fair Market Rental Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Rental Value and shall select a third appraiser to make the determination of Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.
                    (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Rental Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in Minneapolis, Minnesota. The determination of Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.
                    (v) If a third appraiser is selected, Fair Market Rental Value shall be the average of the determination of Fair Market Rental Value made by the third appraiser and the determination of Fair Market Rental Value made by the appraiser (selected pursuant to Paragraph 36(a)(ii) hereof) whose determination of Fair Market Rental Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.
                    (vi) All appraisers selected or appointed pursuant to this Paragraph 36(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Rental Value hereinabove set forth above, and (D) be registered in the State if same provides for or requires such registration.
                    (vii) The Cost of the procedure described in this Paragraph 36(a) above shall be borne by Tenant.
               (b) In determining Fair Market Rental Value, the appraisers shall determine the amount that a willing tenant would pay, and a willing landlord of a comparable building in a comparable location would accept, at arm’s length, to rent a building of comparable size and quality as the Improvements, taking into account: (i) the age, quality, condition (as required by the Lease) of the Improvements; (ii) that the Leased Premises will be leased as a whole to a single user for its highest and best use; (iii) a lease term of ten (10) years; (iv) an absolute triple net lease; and (v) such other items that professional real estate appraisers customarily consider.
          37. Substitution and Exchange of Premises.
               (a) So long as no Event of Default then exists, Tenant shall have the right, with respect to up to and including three, but not more than three in one or more separate transactions, Related Premises that are no longer economic or suitable for Tenant’s continued use and occupancy in its business operations and that as to all such Related Premises do not represent in the aggregate more than fifty percent (50%) of the initial aggregate annual Basic Rent (any such Related Premises, an “Obsolete Premises”) to substitute an Obsolete Premises for a property (or properties) (i) the use of which is permitted under this Lease, and (ii) the appraised value of which is equal to or greater than the appraised value of the Obsolete Premises as of the Commencement Date or the appraised value as of the date of the Exchange (the “Exchange Premises”) and lease the Exchange Premises back from Landlord in exchange for the conveyance to Tenant of such Obsolete Premises and the termination of the Lease with respect to such Obsolete Premises (the “Exchange”). In the event that Tenant elects to exercise such right, Tenant shall deliver to Landlord a certificate of Tenant stating that the Obsolete Premises are no longer economic or suitable for Tenant’s continued use and occupancy in its business operations, specifying in reasonable detail the reasons therefore, and further certifying that Tenant intends to abandon its operations at the Obsolete Premises.
               (b) Tenant acknowledges and agrees that its right to effect an Exchange is subject to and conditioned upon compliance with all requirements of Landlord and any Lender. Landlord and Tenant acknowledge that Landlord has provided to Tenant a sample substitution provision taken from loan documents of a mortgage loan made by a commercial lender to an Affiliate of Landlord and Landlord agrees that it will make good faith efforts to cause the terms of any Loan to be substantially similar to the sample provisions provided to Tenant.
               (c) At the closing of an Exchange, Landlord will convey the Obsolete Premises to Tenant in accordance with Paragraph 20. From and after the date of an Exchange (i) the Exchange Premises shall be a Related Premises, subject in all respects to the terms of this Lease, and the Lease shall be amended accordingly, and (ii) this Lease shall terminate with respect to the Obsolete Premises, except for Surviving Obligations relative to the Obsolete Premises.

          38. Security Deposit.
               (a) On or before the Commencement Date, Tenant shall deliver to Landlord a security deposit (the “Security Deposit”) in the amount of Ten Million and 00/100 Dollars ($10,000,000.00). The Security Deposit shall be in the form of two irrevocable letters of credit, each in the amount of $5,000,000 (collectively, the “Letter of Credit”) and shall be issued by a bank reasonably acceptable to Landlord and having a long-term unsecured debt rating of not less than “A” from S&P and in form and substance reasonably satisfactory to Landlord. The Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Letter of Credit and to deposit the proceeds of the Letter of Credit as a cash security deposit (the “Cash Security Deposit”) in any account for the benefit of Landlord or to declare an Event of Default. The Cash Security Deposit shall not be commingled with other funds of Landlord or other Persons and no interest thereon shall be due and payable to Tenant.
               (b) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord’s application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days and in accordance with the requirements of this Paragraph 38, so that the original amount of the Security Deposit shall be again on deposit with Landlord.
               (c) So long as no Event of Default exists and is then continuing, the Letter of Credit or the Cash Security Deposit, as the case may be, shall be returned as follows:
                    (i) One of the $5,000,000 Letters of Credit (or, $5,000,000 of the Cash Security deposit, if applicable) shall be returned to Tenant upon Tenant providing to Landlord paid receipts evidencing that Tenant has paid for $7,322,416 of Tenant Improvements (which amount shall be exclusive of any amounts paid for Tenant’s Property to be located at any Related Premises).
                    (ii) The remaining $5,000,000 Letter of Credit (or the balance of the Cash Security Deposit, if applicable) shall be returned to Tenant upon Tenant providing to Landlord paid receipts evidencing that Tenant has paid for an additional $5,000,000 of Tenant Improvements (which amount shall be exclusive of any amounts paid for Tenant’s Property to be located at any Related Premises), for a total of $12,322,416 of Tenant Improvements (which amount shall be exclusive of any amounts paid for Tenant’s Property to be located at any Related Premises).

               (d) Tenant hereby confirms that if and to the extent there may be any dispute between Landlord and Tenant as to whether an Event of Default (upon a draw of the Security Deposit may be predicated) exists, Tenant hereby elects (i) that it will no seek to enjoin such draw or bring other legal action to prohibit such draw (and Tenant hereby waives the right to pursue the same as part of its remedies hereunder or at law or in equity) and (ii) that it will make any such challenge, claim or proceeding under and pursuant to this Lease.
               (e) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Letter of Credit during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights of Landlord under this Paragraph 38. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be reasonably requested by Landlord from time to time to change the holder of the Security Deposit as hereinabove provided.
          39. Miscellaneous.
               (a) The Paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
               (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) ”including” shall mean “including without limitation”; (ii) ”provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) ”lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) ”obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”; (v) ”any of the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) ”any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) ”any of the Improvements” shall mean “the Improvements or any part thereof or interest therein”; (viii) ”any of the Equipment” shall mean “the Equipment or any part thereof or interest therein”; and (ix) ”any of the Adjoining Property” shall mean “the Adjoining Property or any part thereof or interest therein”.
               (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder, if any, is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except as otherwise provided herein and except that with respect to any assignment of this Lease or subletting of any Related Premises not expressly permitted by the terms of this Lease, Landlord may withhold its consent in accordance with the standards set forth in Paragraph 21. In any instance in which Landlord agrees not to act unreasonably, Tenant hereby waives any claim for damages against or liability of Landlord which is based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action for declaratory judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying, consent or approval shall be as provided in this Paragraph. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

               (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.
               (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.
               (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.
               (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.
               (h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.
               (i) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
               (j) All exhibits attached hereto are incorporated herein as if fully set forth.
               (k) Each of Landlord and Tenant hereby agree that the State of Minnesota has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Minnesota applicable to contracts made and performed therein and all applicable law of the United States of America. To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Lease. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal or state court sitting in the County of Hennepin, State of Minnesota, and Tenant waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such County and State, and Tenant hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Landlord from instituting any suit, action or proceeding in any other proper venue or jurisdiction in which Tenant is located or where service of process can be effectuated.

          40. Landlord’s Obligation Under Boca Raton Lease. Tenant agrees to fully and timely perform all of the duties, covenants and obligations of Landlord under the Boca Parking Lease including, without limitation, the duty to make payments to the landlord under the Boca Parking Lease (the “Prime Landlord’) of rent under the Boca Parking Lease. Neither Tenant nor Landlord shall terminate or permit a termination of Boca Parking Lease, or amend or modify the Boca Parking Lease without the Landlord or Tenant’s, as applicable, prior written consent in each instance. So long as no Event of Default by Tenant under this Lease is existing, Tenant shall be entitled to receive all rights and privileges under the Boca Parking Lease. Landlord, at Tenant’s request and expense, will enforce and cause Prime Landlord to perform the Prime Landlord’s obligations under the Boca Parking Lease. Landlord agrees that it shall not accept a termination or rejection of the Boca Parking Lease by the Prime Tenant pursuant to bankruptcy law or another law affecting creditor’s right or otherwise without Tenant’s prior written consent. Without limiting the other provisions of this Lease, neither Tenant nor Landlord shall actively or passively provide any consents or approvals under the Boca Parking Lease which would affect the Boca Premises or any of Tenant’s rights under this Lease without first obtaining the other party’s prior written consent thereto. Landlord shall provide Tenant within five (5) days of the receipt with a copy of each notice, statement, estimate, invoice, report or study it receives from Prime Landlord under the Boca Parking Lease.
[Signature Page Follows Immediately]

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:

WELL-PROP (MULTI) LLC, a Delaware limited liability company

By: WELL-MEZ (MULTI) LLC, a Delaware limited liability company, its sole member

By: WELL (MULTI) QRS 15-17, INC., a Delaware corporation, its managing member

By:

Title:

TENANT:

LTF REAL ESTATE COMPANY, INC., a Minnesota corporation

By:

Title:

EXHIBIT A
PREMISES

EXHIBIT A - 1

1200 East Moore Lake Drive Fridley, Minnesota
EXHIBIT A
Legal Description
Parcel 1:
Lot 1, Block 2, SHOREWOOD PLAZA, as corrected by Surveyor’s Certificate filed as Document Number 176792, Anoka County, Minnesota.
(Torrens, Certificate of Title No. 98576)
Parcel 2:
Outlot C, SHOREWOOD PLAZA, as corrected by Surveyor’s Certificate filed as Document Number 176792, Anoka County, Minnesota.
(Torrens, Certificate of Title No. 98575)
Parcel 3:
Lot 2, Block 3, SHOREWOOD PLAZA, as corrected by Surveyor’s Certificate filed as Document Number 821360, Anoka County, Minnesota.
(Abstract Property)

EXHIBIT A - 2

1001 West 98th Street (9930 W Bloomington Freeway) Bloomington, Minnesota
EXHIBIT A
Legal Description
Lot 1, Block 2, Tennis Acres, Hennepin County, Minnesota.
(Abstract property)

EXHIBIT A - 3

1499 Yamato Road Boca Raton, Florida
EXHIBIT A
Legal Description
PARCEL I (LEASEHOLD):
CONDOMINIUM PARCEL NO. 6 OF SPORTLAND CONDOMINIUM, ACCORDING TO THE DECLARATION OF CONDOMINIUM THEREOF, RECORDED IN O.R. BOOK 6252, PAGE 1274, AND AMENDMENTS THERETO, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA.
PARCEL II (SUB-LEASEHOLD):
CONDOMINIUM PARCEL NO. 5 OF SPORTLAND CONDOMINIUM, ACCORDING TO THE DECLARATION OF CONDOMINIUM THEREOF, RECORDED IN O.R. BOOK 6252, PAGE 1274, AND AMENDMENTS THERETO, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA.
PARCEL III (EASEMENTS):
A. CROSS-PARKING EASEMENT AS GRANTED AND CREATED IN THAT CERTAIN JOINT DEVELOPMENT AGREEMENT BETWEEN COMMERCE PARK ASSOCIATES, LTD., A FLORIDA LIMITED PARTNERSHIP, AND BOCA RATON SPORTS ASSOCIATES, A FLORIDA LIMITED PARTNERSHIP, DATED NOVEMBER 3, 1989, FILED NOVEMBER 7, 1989, RECORDED IN O.R. BOOK 6252, PAGE 1325, ASSIGNMENT AND ASSUMPTION OF INTEREST IN JOINT DEVELOPMENT AGREEMENT RECORDED IN O.R. BOOK 7357, PAGE 966 AND AMENDED BY AGREEMENT IN O.R. BOOK 7357, PAGE 969, AND ASSIGNMENT AND ASSUMPTION OF INTEREST IN JOINT DEVELOPMENT AGREEMENT TO STARMARK NORTHWEST REALTY, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY, RECORDED FEBRUARY 26, 1998 IN O.R. BOOK 10250, PAGE 1448, PALM BEACH COUNTY RECORDS.
B. NON-EXCLUSIVE PERPETUAL EASEMENT FOR ACCESS AS GRANTED AND CREATED IN THAT CERTAIN ACCESS-EASEMENT AGREEMENT BY AND BETWEEN COMMERCE PARK ASSOCIATES, LTD., A FLORIDA LIMITED PARTNERSHIP, AND BOCA RATON SPORTS ASSOCIATES, LTD., A FLORIDA LIMITED PARTNERSHIP, DATED NOVEMBER 3, 1989, FILED NOVEMBER 7, 1989, RECORDED IN O.R. BOOK 6252, PAGE 1333, PALM BEACH COUNTY RECORDS.

EXHIBIT A - 4

755 Prairie Center Drive
(Flagship)
Eden Prairie, Minnesota
EXHIBIT A
Legal Description
PARCEL 1:
Lot 1, Block 1, and Outlot B, Flagship Addition, Hennepin County, Minnesota.
PARCEL 2:
Lot 2, Block 1, Flagship 2nd Addition, Hennepin County, Minnesota.
PARCEL 3:
Non-exclusive appurtentant easements over and across Lot 1, Block 1, Flagship 2nd Addition as set forth in the Driveway and Parking Easement Agreement recorded as Document No. 3314462 in the office of the Hennepin County Registrar of Titles.
(Torrens property: Certificate of Title No. 1104513).

EXHIBIT A - 5

5525 Cedar Lake Road
St. Louis Park, Minnesota
EXHIBIT A
Legal Description
That part of the East 460.00 feet of Government Lot 1, Section 9, Township 117 North, Range 21, West of the 5th Principal Meridian, Hennepin County, Minnesota, lying Northerly of the Burlington Northern, Inc. right-of-way, which lies Southerly of the centerline of Old Cedar Lake Road.
ALSO, that part of the West 40.00 feet of the Northwest Quarter of the Northwest Quarter of Section 31, Township 29 North, Range 24, West of the 4th Principal Meridian, lying Northerly of the Burlington Northern, Inc. right-of-way, which lies Southerly of the centerline of New County Road No. 16.
ALSO,
That part of the Northwest Quarter of the Northwest Quarter of Section 31, Township 29, Range 24 lying Northerly of the Great Northern Railroad (now Burlington Northern, Inc.) Right-of-Way and Southerly of the center line of New County Road No. 16, and which lies Easterly of a line 40.00 feet East measured at right angles to and parallel with the West line of said Northwest Quarter of the Northwest Quarter, according to the United States Government Survey thereof and situate in Hennepin County, Minnesota, Except that part acquired by the County of Hennepin in Deed Document No. 4517060.
(abstract property)
EXHIBIT A - 6

6233 Baker Road
(Crosstown)
Eden Prairie, Minnesota
EXHIBIT A
Legal Description
Lot 1, Block 1, and Outlot B, CROSSTOWN RACQUET CLUB, Hennepin County, Minnesota.
EXHIBIT A - 7

EXHIBIT B
MACHINERY AND EQUIPMENT
All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding Tenant’s Property.
EXHIBIT B - 1

EXHIBIT C
PERMITTED ENCUMBRANCES
EXHIBIT C - 1

1200 East Moore Lake Drive
Fridley, Minnesota
EXHIBIT C
Permitted Encumbrances
1.	Real estate taxes and special assessments not yet due and payable in the year 2006 and thereafter.

2.	Public drainage easement over all of Outlot C, Shorewood Plaza, which was dedicated to the Village (now City) of Fridley, as shown by recital on the certificate of title.

3.	Drainage and utility easements as shown on the recorded plat of SHOREWOOD PLAZA filed as Document Number 169304, Office of Registrar of Titles, and as Document Number 785154, Office of County Recorder, and Surveyor’s Certificate of Correction of said plat filed as Document Number 176792, Office of Registrar of Titles, and as Document Number 821360, Office of County Recorder.

4.	Drainage and utility easement conveyed by St. Anthony Village Shopping Center, Inc., to the City of Fridley as set forth in Quit Claim Deed dated August 4, 1981, filed August 4, 1981, as Document Number 117387, Office of Registrar of Titles. (as to Lot 1, Block 2, Shorewood Plaza)
5. Deed of Appurtenant Easement as shown on the Survey by and between St. Anthony Village Shopping Center, Inc., as grantor, and Nicklow Realty, and Shorewood Inn, Inc., as grantees, dated November 4, 1985, filed December 3, 1985, as Document Number 146746, office of Registrar of Titles, and the ingress and egress easements, terms, obligations and conditions set forth therein. Said document appears as a memorial on the certificate of title.
NOTE: Said easement does NOT benefit the land. A court order would be required to remove said document as a memorial on the certificate of title for Lot 1, Block 2, Shorewood Plaza.
EXHIBIT C - 2

1001 West 98th Street
(9930 W Bloomington Freeway)
Bloomington, Minnesota
EXHIBIT C
Permitted Encumbrances
1.	Real estate taxes and special assessments not yet due and payable in the year 2006 and thereafter.

2.	Utility easements along the lot lines and through and across the northwesterly portion of the land as shown on the recorded plat of Tennis Acres filed as Document Number 4308846.

3.	Street and sidewalk and utility easements conveyed by Normandale Tennis Clubs, Inc., to the City of Bloomington, as set forth in Easement dated November 11, 1988, filed November 30, 1988, as Document Number 5482340.

4.	Sidewalk easement over the northerly, northeasterly, and most easterly 15 feet of the land, conveyed by Normandale Tennis Clubs, Inc., to the City of Bloomington, as set forth in Quit Claim Deed dated August 18, 1977, filed August 25, 1977, as Document Number 4311063.

5.	Pedestrian Bridge and walkway easement over and across the southeasterly portion of the land, conveyed by Normandale Tennis Clubs, Inc., to the City of Bloomington, as set forth in Quit Claim Deed dated August 18, 1977, filed August 25, 1977, as Document Number 4311064.

6.	Utility easement over and across the northerly portion of the land, conveyed by Normandale Tennis Clubs, Inc., to the City of Bloomington, as set forth in Quit Claim Deed dated November 7, 1977, filed November 17, 1977, as Document Number 4334290.

7.	Street and sidewalk easements over and across the easterly and northerly portions of the land, conveyed by Normandale Tennis Clubs, Inc., to the City of Bloomington, as set forth in Quit Claim Deed dated November 10, 1977, filed November 17, 1977, as Document Number 4334291.

8.	Snow-fence easement over and across the land adjacent to Trunk Highway 35W in favor of and acquired by the State of Minnesota as set forth Final Certificate dated February 14, 1962, filed March 30, 1962, as Document Number 3339719, in Book 2339 of Deeds on page 1.

9.	Highway right of way abutting the easterly lot line of the land in favor of and acquired by the State of Minnesota as set forth in Final Certificate dated February 14, 1962, filed March 30, 1962, as Document Number 3339719, in Book 2339 of Deeds on page 1.

10.	Agreement between Normandale Tennis Clubs, Inc., and Tower Hill Company, dated January 6, 1982, filed June 2, 1982, as Document Number 4719679, and the parking easements, terms, conditions and obligations set forth therein.
EXHIBIT C - 3

1499 Yamato Road
Boca Raton, Florida
EXHIBIT C
Permitted Encumbrances
1.	Real estate taxes and special assessments not yet due and payable in the year 2006 and thereafter.

2.	Drainage, utility and canal (LWDD L-42) easements shown on the Plat of ARVIDA PARK OF COMMERCE PLAT NO. 1 recorded in Plat Book 34, Page(s) 184 and 185, PALM BEACH County Records. (As to Parcels I, II and III)

3.	AFFIDAVIT as to LWDD L-42 Easement by Lake Worth Drainage District recorded June 26, 1969 in O.R. Book 1732, Page 612, PALM BEACH County Records. (As to Parcels I, II and III)

4.	EASEMENT DEED granted to Lake Worth Drainage District, a Florida political subdivision, from Arvida Corporation, a Delaware corporation, dated February 23, 1977, recorded March 21, 1977 in O.R. Book 2654, Page 1004, PALM BEACH County Records. (As to Parcels I, II and III)

5.	COVENANT by Arvida Corporation, a Delaware corporation, recorded June 1, 1978 in O.R. Book 2869, Page 54, PALM BEACH County Records. (As to Parcels I, II and III)

6.	Terms and Conditions shown in the DECLARATION OF COVENANTS AND RESTRICTIONS FOR ARVIDA PARK OF COMMERCE WEST by Arvida Corporation, a Delaware corporation, dated June 7, 1978, recorded June 8, 1978 in O.R. Book 2873, Page 745, as affected by;

AMENDMENT TO DECLARATION OF COVENANTS AND RESTRICTIONS FOR ARVIDA PARK OF COMMERCE-WEST recorded December 20, 1979 in O.R. Book 3199, Page 116, AND

SECOND AMENDMENT TO DECLARATION OF COVENANTS AND RESTRICTIONS FOR ARVIDA PARK OF COMMERCE WEST recorded December 20, 1979 in O.R. Book 3199, Page 120, AND

THIRD AMENDMENT TO DECLARATION OF COVENANTS AND RESTRICTIONS FOR ARVIDA PARK OF COMMERCE WEST recorded February 19, 1982 in O.R. Book 3676, Page 1415, AND

AMENDMENT AND SUPPLEMENT TO DECLARATION OF COVENANTS AND RESTRICTIONS FOR ARVIDA PARK OF COMMERCE WEST recorded July 30, 1982 in O.R. Book 3767, Page 1943, AND

AMENDMENT AND SUPPLEMENT TO DECLARATION OF COVENANTS AND RESTRICTIONS FOR ARVIDA PARK OF COMMERCE WEST recorded January 21, 1989 in O.R. Book 3866, Page 106, AND
EXHIBIT C - 4

AMENDMENT TO DECLARATION OF COVENANTS AND RESTRICTIONS FOR ARVIDA PARK OF COMMERCE WEST recorded February 14, 1983 in O.R. Book 3880, Page 1137, AND

SUMMARY FINAL JUDGMENT between Carteret Savings and Loan Association, a Federal Savings and Loan Association, Plaintiff, and Komoda Holding Company, Limited, a Bahamian corporation, et al, Defendant, dated September 4, 1986, recorded September 9, 1986 in O.R. Book 4999, Page 221, AND

ASSIGNMENT OF DEVELOPMENT RIGHTS to Tishman Speyer-Equitable South Florida Venture, a Florida general partnership, recorded January 26, 1984 in O.R. Book 4143, Page 726, AND

ACKNOWLEDGEMENT AND WAIVER dated May 23, 1996, recorded October 18, 1996 in O.R. Book 9489, Page 1013, PALM BEACH County Records. (As to Parcels I, II and III). (Said Instrument includes provisions for private charges, maintenance fees, easements and lien rights).......but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c).

7.	RIGHT-OF-WAY EASEMENT granted to Southern Bell and Telephone and Telegraph Company, from Arvida Corporation, recorded November 22, 1978 in O.R. Book 2963, Page 97, PALM BEACH County Records. (As to Parcel I)

8.	GRANT OF EASEMENT granted to Arvida Park of Commerce West Association, Inc., a not for profit Florida corporation, from Komoda Holding Company Limited, a Bahamian corporation, dated September 20, 1983, recorded September 26, 1983 in O.R. Book 4046, Page 1476, as affected by;

PARTIAL RELEASE OF EASEMENT AGREEMENT between Commerce Park Associates, Ltd., a Florida limited partnership, and Arvida Park of Commerce West Association, Inc., a not for profit Florida corporation, dated January 29, 1992, recorded February 26, 1993 in O.R. Book 7603, Page 673, PALM BEACH County Records. (As to Parcels I, II and III)

9.	Terms, covenants and conditions contained in SPECIAL WARRANTY DEED from Arvida Corporation, a Delaware corporation, to Komoda Holding Company Limited, a Bahamian corporation, dated September 20, 1983, recorded September 26, 1983 in O.R. Book 4046, Page 1472, PALM BEACH County Records. (As to Parcels I, II and III)

10.	EASEMENT DEED granted to the City of Boca Raton, Florida, a Florida municipal corporation, from Komoda Holding Company Limited, a Bahamian corporation, dated June 26, 1985, recorded April 10, 1986 in O.R. Book 4844, Page 567, PALM BEACH County Records. (As to Parcels II and III)

11.	DRAINAGE EASEMENT granted to Globe Communications Corp., a Delaware corporation, from Arvida Corporation, a Delaware corporation, dated November 3, 1986, recorded December 12, 1986 in O.R. Book 5104, Page 414, PALM BEACH County Records. (As to Parcel I)

12.	Terms and Conditions shown in the DECLARATION OF UNITY OF TITLE FOR CONDOMINIUM by Commerce Park Associates, Ltd., a Florida limited partnership,
EXHIBIT C - 5

recorded October 12, 1989 in O.R. Book 6225, Page 234, PALM BEACH County Records. (As to Parcels I, II and III)

13.	Terms and Conditions shown in the DECLARATION OF CONDOMINIUM OF SPORTLAND CONDOMINIUM by Commerce Park Associates, Ltd., a Florida limited partnership, recorded November 7, 1989 in O.R. Book 6252, Page 1274, as affected by;

FIRST AMENDMENT TO DECLARATION OF CONDOMINIUM dated as of October 1, 1991, recorded December 29, 1992 in O.R. Book 7532, Page 387, and re-recorded January 28, 1994 in O.R. Book 8098, Page 619, PALM BEACH County Records. (As to Parcels I, II and III) Said Instrument contains provisions for private charges, assessments, maintenance fees, easements and lien rights.

14.	Terms, conditions, rights, duties and obligations of that certain LEASE between Commerce Park Associates, a Florida limited partnership, Lessor, and Boca Raton Sports Associates, a Florida limited partnership, Lessee, as disclosed in:

MEMORANDUM OF LEASE, dated November 3, 1989, recorded November 7, 1989 in O.R. Book 6252, Page 1322, as affected by;

ASSIGNMENT AND ASSUMPTION OF LESSEE’S INTEREST IN GROUND LEASE to Southern Sports Venture East, Ltd., a Florida limited partnership, recorded August 12, 1992 in O.R. Book 7357, Page 962, AND

ATTORNMENT, SUBORDINATION AND NON-DISTURBANCE AGREEMENT recorded in O.R. Book 8664, Page 352, AND

PARKING LOT DEVELOPMENT AGREEMENT AND THIRD AMENDMENT TO GROUND LEASE dated as of May 12, 1995, recorded May 24, 1996 in O.R. Book 9277, Page 1376, AND

ASSIGNMENT AND ASSUMPTION OF LESSEE’S INTEREST IN GROUND LEASE to Starmark Northwest Realty, L.L.C., a Delaware limited liability company, recorded February 26, 1998 in O.R. Book 10250, Page 1453; as affected by:

LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT, to Starmark Club Leasing, L.L.C., a Delaware limited liability company, dated as of March 6, 2002, recorded March 21, 2002 in O.R. Book 13527, Page 1403, PALM BEACH County Records, as affected by:

LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT, to WELL-PROP (MULTI) LLC, a Delaware limited liability company, dated as of February 7, 2003, recorded in O.R. Book , Page , PALM BEACH County Records. (As to Parcel II)

15.	Terms and conditions of the JOINT DEVELOPMENT AGREEMENT between Commerce Park Associates, Ltd., a Florida limited partnership, and Boca Raton Sports Associates, a Florida limited partnership, dated as of November 3, 1989, recorded November 7, 1989 in O.R. Book 6252, Page 1325, as affected by;

ASSIGNMENT AND ASSUMPTION OF INTEREST IN JOINT DEVELOPMENT AGREEMENT to Southern Sports Venture East, Ltd., a Florida limited partnership, recorded August 12, 1992 in O.R. Book 7357, Page 966, AND
EXHIBIT C - 6

AGREEMENT dated as of April 9, 1992, recorded in O.R. Book 7357, Page 969, AND

ASSIGNMENT AND ASSUMPTION OF INTEREST IN JOINT DEVELOPMENT AGREEMENT to Starmark Northwest Realty, L.L.C., a Delaware limited liability company, recorded February 26, 1998 in O.R. Book 10250, Page 1448, PALM BEACH County Records. (As to Parcels I, II and III)

16.	Terms and conditions of the ACCESS-EASEMENT AGREEMENT between Commerce Park Associates, Ltd., a Florida limited partnership, and Boca Raton Sports Associates Ltd., a Florida limited partnership, dated November 3, 1989, recorded November 7, 1989 in O.R. Book 6252, Page 1333, PALM BEACH County Records. (As to Parcels I, II and III)

17.	EASEMENT DEED granted to the City of Boca Raton, Florida, a Florida municipal corporation, from Boca Raton Sports Associates, a Florida limited partnership, dated August 29, 1990, recorded October 4, 1990 in O.R. Book 6602, Page 274, PALM BEACH County Records. (As to Parcel I)

18.	EASEMENT DEED granted to the City of Boca Raton, Florida, a Florida municipal corporation, from Commerce Park Associates, Ltd., a Florida limited partnership, dated April 8, 1991, recorded June 11, 1991 in O.R. Book 6854, Page 157, PALM BEACH County Records. (As to Parcel II)

19.	EASEMENT DEED granted to the City of Boca Raton, Florida, a Florida municipal corporation, from Boca Raton Sports Associates, a Florida limited partnership, dated February 26, 1991, recorded June 11, 1991 in O.R. Book 6854, Page 165, PALM BEACH County Records. (As to Parcel I)

20.	EASEMENT DEED granted to the City of Boca Raton, Florida, a Florida municipal corporation, from Commerce Park Associates, Inc., a Florida limited partnership, dated June 23, 1992, recorded July 27, 1992 in O.R. Book 7335, Page 422, PALM BEACH County Records. (As to Parcel II)

21.	NOTICE OF LIMITATION OF LIENS by Commerce Park Associates, Ltd., a Florida limited partnership, dated as of December 2, 1992, recorded in O.R. Book 7524, Page 1690, PALM BEACH County Records. (As to Parcels I, II and III)

22.	Terms and conditions of the PARKING AGREEMENT between Commerce Park Associates, Ltd., a Florida limited partnership, and Boca Bank, a Florida banking corporation, dated December 14, 1993, recorded January 11, 1994 in O.R. Book 8072, Page 601, as affected by;

FIRST AMENDMENT TO PARKING AGREEMENT dated January 27, 1994, recorded January 28, 1994 in O.R. Book 8098, Page 710, AND

AMENDMENT TO PARKING AGREEMENT recorded September 8, 1994 in O.R. Book 8419, Page 1767, PALM BEACH County Records. (As to Parcel III)

23.	MORTGAGE DEED AND SECURITY AGREEMENT in the amount of $1,500,000.00 from Commerce Park Associates, Ltd., a Florida limited partnership, to BankAtlantic, a Federal Savings Bank, dated January 27, 1994, recorded January 28, 1994 in O.R. Book 8098, Page 635, as affected by;
EXHIBIT C - 7

RECEIPT FOR FUTURE ADVANCE, MORTGAGE MODIFICATION AND SPREADER AGREEMENT dated March 13, 1995, recorded March 20, 1995 in O.R. Book 8664, Page 341, AND

RECEIPT FOR FUTURE ADVANCE AND MORTGAGE MODIFICATION AGREEMENT dated May 1, 1999, recorded May 25, 1999 in O.R. Book 11132, Page 545; as further affected by:

ATTORNMENT, SUBORDINATION AND NON-DISTURBANCE AGREEMENT, recorded in O.R. Book 8664, Page 352; as affected by:

Note and Mortgage Modification Agreement, dated as of June 11, 2002, recorded August 2, 2002 in O.R. Book 13991, Page 1506; and Mortgage Modification Agreement, recorded in O.R. Book 15034, Page 607, PALM BEACH County Records. (Affects Parcel II)

24.	ASSIGNMENT OF RENTS, LEASES AND DEPOSITS from Commerce Park Associates, Ltd., a Florida limited partnership, to BankAtlantic, a Federal Savings Bank, dated January 27, 1994, recorded January 28, 1994 in O.R. Book 8098, Page 668, as affected by;

RECEIPT FOR FUTURE ADVANCE AND MORTGAGE MODIFICATION AND SPREADER AGREEMENT dated March 13, 1995, recorded March 20, 1995 in O.R. Book 8664, Page 341, AND

RECEIPT FOR FUTURE ADVANCE AND MORTGAGE MODIFICATION AGREEMENT dated May 1, 1999, recorded May 25, 1999 in O.R. Book 11132, Page 545; as affected by:

ATTORNMENT, SUBORDINATION AND NON-DISTURBANCE AGREEMENT, recorded in O.R. Book 8664, Page 352, PALM BEACH County Records. (Affects Parcel II)

25.	Terms and conditions of the Lease disclosed in the SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT between Commerce Park Associates, Ltd., a Florida limited partnership, Taco Bell, Corp., a California corporation, and BankAtlantic, a Federal Savings Bank, dated as of January 27, 1994, recorded January 28, 1994 in O.R. Book 8098, Page 700, PALM BEACH County Records. (As to Parcel III)

26.	Terms and Conditions shown in the DECLARATION OF RESTRICTIVE COVENANT by Commerce Park Associates, Ltd., a Florida limited partnership, dated October 18, 1993, recorded January 28, 1994 in O.R. Book 8098, Page 714, as affected by;

DECLARATION OF RESTRICTIVE COVENANT dated October 18, 1993, recorded June 10, 1994 in O.R. Book 8298, Page 1336, PALM BEACH County Records. (As to Parcels II and III)

27.	Terms and conditions of the PARKING LOT DEVELOPMENT AGREEMENT AND THIRD AMENDMENT TO GROUND LEASE between Commerce Park Associates, Ltd., a Florida limited partnership, and Southern Sports Venture East, Ltd., a Florida limited partnership, dated as of May 12, 1995, recorded May 24, 1996 in O.R. Book 9277, Page 1376, as affected by;
EXHIBIT C - 8

RATIFICATION recorded January 21, 1997 in O.R. Book 9620, Page 775, AND

SUPPLEMENT TO PARKING LOT DEVELOPMENT AGREEMENT AND THIRD AMENDMENT TO GROUND LEASE recorded January 21, 1997 in O.R. Book 9620, Page 780, PALM BEACH County Records. (As to Parcel II)

28.	EASEMENT granted to Florida Power & Light Company, from Boca Hospitality Inc., recorded October 2, 1996 in O.R. Book 9466, Page 1146, PALM BEACH County Records. (As to Parcel III)

29.	EASEMENT DEED granted to the City of Boca Raton, Florida, a Florida municipal corporation, from Boca Hospitality Inn (Hampton Inn), dated December 17, 1996, recorded March 18, 1997 in O.R. Book 9700, Page 1702, PALM BEACH County Records. (As to Parcel III)

30.	Abandonment of Prior Easement and Establishment of New Easement granted to Broken Sound Club, Inc., from Boca Raton Sports Associates, a Florida limited partnership, recorded February 11, 1998 in O.R. Book 10225, Page 1913, PALM BEACH County Records. (As to Parcel I)

31.	Financing Statement given by Commerce Park Associates, Ltd., to BankAtlantic, f/k/a BankAtlantic, a Federal savings bank, recorded October 20, 2003 in O.R. Book 16045, Page 1661. (As to Parcels II and III)

32.	The nature, extent, or existence of riparian and littoral rights, if any, appurtenant to the insured land are neither guaranteed nor insured, and the riparian and littoral rights of others as the same may affect the said land, are hereby excepted. (As to Parcels I, II & III)
EXHIBIT C - 9

755 Prairie Center Drive
(Flagship)
Eden Prairie, Minnesota
EXHIBIT C
Permitted Encumbrances
1.	Real estate taxes and special assessments not yet due and payable in the year 2006 and thereafter.

2.	Easements for drainage and utility purposes as shown on the recorded plat of Flagship Addition, recorded December 21, 1988 as Document No. 1983171; partially vacated as evidenced by the Notice of Completion of Vacation, Resolution No. 2000-122, dated July 18, 2000, recorded July 21, 2000 as Document No. 3298483. (As to parcel 1).

3.	Easements for drainage and utility purposes as shown on the recorded plat of Flagship 2nd Addition, recorded September 13, 2000 as Document No. 3314452. (As to parcel 2).

4.	Easement for traffic signal purposes, together with rights of construction and maintenance, in favor of the City of Eden Prairie, as contained in the Quit Claim Deed, dated July 15, 1992, recorded September 17, 1992 as Document No. 2298028. (As to parcel 1).

5.	Terms, conditions and restrictions of the as to further fill or encroachments as contained in the Declaration, dated July 15, 1982, recorded July 19, 1982, as Document No. 1474676. (As to parcel 1).

6.	Easement for permanent storm water drainage purposes, together with any incidental rights, in favor of the City of Eden Prairie, as contained in the Quit Claim Deed, dated (not dated), recorded January 14, 1983 as Document No. 1497364. (As to parcel 1).

7.	Easement for utility purposes, together with any incidental rights, in favor of the City of Eden Prairie, as contained in the Easement, dated June 14, 1982, recorded October 25, 1982 as Document No. 1486615; as amended by Order, dated March 17, 1988, recorded March 18, 1988 as Document No. 1915515; and as amended by Resolution No. 2000-62, adopted on April 17, 2001, recorded April 23, 2001 as Document No. 3380732. (As to parcel 1).

8.	Easement for utility purposes, together with any incidental rights, in favor of the City of Eden Prairie, as contained in the Easement, dated June 14, 1982, recorded October 25, 1982 as Document No. 1486616; as amended by Order, dated March 16, 1988, recorded March 18, 1988 as Document No. 1915513; and as amended by Resolution No. 2000-62, adopted on April 17, 2001, recorded April 23, 2001 as Document No. 3380732. (As to parcels 2 and 3).

9.	Terms, conditions, covenants, restrictions, obligations, provisions, and non-exclusive easements as contained in the Driveway and Parking Easement Agreement, dated August 22, 2000, recorded September 13, 2000, as Document No.3314462. (As to parcels 1 and 2).
EXHIBIT C - 10

10.	Terms, conditions, covenants, restrictions, obligations, provisions, and non-exclusive easements as contained in the Driveway Easement Agreement, dated September 4, 2001, recorded September 25, 2001, as Document No.3436408. (As to parcel 3).

11.	The following matters shown by survey by Bock & Clark’s National Surveyors Network, Project No. 20020766-10, dated December 23, 2002, last revised January 3, 2003:
A)	Encroachments of wood tennis courts, wood deck extending from building, curbing and concrete block wall, propane tanks and ventilation fan, and bituminous driveway and parking area over the drainage and utility easements shown on the recorded plat of Flagship Addition and Storm Water Drainage Easement filed as Document Number 1497364.

B)	Encroachment of signs, concrete curbing, and bituminous drive over the Signal Light easement area described in Document Number 2298028 and the drainage and utility easements shown on the recorded plat of Flagship Addition, and storm water drainage easement as described in Document Number 1497364, and utility and right-of-way easements described in Document Numbers 1486615 and 1486616 as amended by Orders filed as Document Numbers 1915515 and 1915513 respectively.

C)	Bituminous path extends from the land onto the adjacent property indicating common usage.

D)	Encroachment of parking onto parking set-back lines.

E)	Encroachment of parking, bituminous drives, retaining wall, and curbing onto the drainage and utility easements shown on the recorded plat of Flagship 2nd Addition.
12.	Columbine Road Easement Agreement dated June 20, 2006, recorded as Document No. 4284770. (As to parcel 1).

13.	Permanent Easement dated June 20, 2006, recorded as Document No. 4284771. (As to parcel 1).

14.	Temporary Easement dated June 20, 2006, recorded as Document No. 4284772. (As to parcel 1).
EXHIBIT C - 11

5525 Cedar Lake Road
St. Louis Park, Minnesota
EXHIBIT C
Permitted Encumbrances
1.	Real estate taxes and special assessments not yet due and payable in the year 2006 and thereafter.

2.	Highway easement and snow-fence easement conveyed by Charles M. Freidheim and Grace C. Freidheim, his wife, to the County of Hennepin, and the terms, conditions and restrictions contained in Highway Easement dated June 11, 1953, filed August 5, 1953, as Document Number 2826324, in Book 1968 of Deeds, on page 141; as partially released by Quit Claim Deed executed by the County of Hennepin in favor of Normandale Tennis Clubs, Inc., said deed dated August 29, 1979, filed October 5, 1979, as Document Number 4510552. Said highway easement depicted on the Survey along Northerly and Northeasterly portions of the land. Ordinance No. 2280-04 of the City of St. Louis Park recorded January 10, 2005 as Document No. 8505571 vacates easement rights and reserves easement rights in favor of the City for storm sewer, sanitary sewer, water main and public utility purposes.

3.	Utility easement over a northerly portion of the land conveyed by Normandale Tennis Clubs, Inc., to the County of Hennepin together with incidental rights of access and maintenance, as set forth in Quit Claim Deed dated August 30, 1979, filed October 30, 1979, as Document Number 4517059. Said easement, except as to the access rights, is depicted on the Survey.

4.	Drainage easement conveyed by Northwestern National Bank of Minneapolis, as Trustee, to the County of Hennepin as set forth in Quit Claim Deed dated October 30, 1978, filed October 30, 1979, as Document Number 4517060, and shown on the Survey along northerly and northeasterly portions of the land.

5.	Resolution No. 7457 adopted September 6, 1983, by the City Council of the City of St. Louis Park and the terms, conditions and obligations set forth therein, and filed September 26, 1983, as Document Number 4829791.

6.	Railroad spur track easement as shown and referenced in Trustees Deed between First Trust Company of Saint Paul, a Minnesota corporation, as Trustee of the Opus Corporation Profit Sharing Trust, grantor, and Normandale Tennis Clubs, Inc., grantee, said deed dated August 26, 1983, filed September 8, 1983, as Document Number 4825283, and as depicted on the Survey in the southeasterly corner of the land.

7.	The following matters disclosed by survey by Bock & Clark’s National Surveyors Network, File No. W.O. 2002472, Harry S. Johnson Co, Inc., File No. 1-3-6236, dated December 9, 2002, last revised January 15, 2003, (the “Survey”):
a)	Fence located on the land along the West property line. Ownership unknown.

b)	Tennis court lights, bollards, a parking area, curbing, parking-lot light and guardposts encroach onto the railroad right of way.
EXHIBIT C - 12

c)	Encroachment of bituminous walk area, curbing and concrete onto insured premises along northeasterly lot line.

d)	Bituminous parking area encroaches onto utility easement described in Document Number 4517059 and drainage easement described in Document Number 4517060.
EXHIBIT C - 13

6233 Baker Road
(Crosstown)
Eden Prairie, Minnesota
EXHIBIT C
Permitted Encumbrances
1.	Real estate taxes and special assessments not yet due and payable in the year 2006 and thereafter.

2.	Drainage and utility easements as shown on and dedicated in the recorded plat of CROSSTOWN RACQUET CLUB filed June 29, 1993, as Document Number 6106807, and depicted on survey by Bock & Clark’s National Surveyors Network File No. WO-2002467, Harry S. Johnson Co., Inc., File No.1-3-6240, dated December 9, 2002, and last revised January 16, 2003, (the “Survey).

3.	Limitation of right of access onto and from Interstate Highway 494 acquired by the State of Minnesota, as set forth in Final Certificate dated June 5, 1967, filed November 28, 1967, as Document Number 3688429, and Final Certificate dated August 24, 1967, filed December 20, 1968, as Document Number 3753705, as shown on the Survey.

4.	Snow-fence easement acquired by the State of Minnesota as set forth in Final Certificate dated August 24, 1967, filed December 20, 1968, as Document Number 3753705.

5.	Limitation of right of access onto and from County Road No. 62 acquired by the County of Hennepin, as set forth in Warranty Deed dated October 22, 1963, filed November 21, 1963, in Book 2418 on page 349, as Document Number 3444348, executed by Richard D. Holasek and Evelyn A. Holasek, husband and wife, in favor of the County of Hennepin, as shown on the Survey.

6.	Electric transmission line easement together with access and incidental rights connected therewith, conveyed by Richard D. Holasek and Evelyn Holasek, husband and wife, to Northern States Power Company, and the terms and conditions set forth in Transmission Easement dated June 20, 1962, filed June 26, 1962, in Book 2348, on page 255, as Document Number 3352514, as shown on the Survey.

7.	Limitation of right of access reserved by the County of Hennepin onto and from County Road Numbers 60 and 67, and Interstate Highway 464, as set forth in Quit Claim Deed dated November 14, 1984, filed July 17, 1985, as Document Number 5014142, executed by the County of Hennepin in favor of Ronald G. Bailey, as shown on the Survey.

8.	Reservation of mineral rights by the County of Hennepin as set forth in Quit Claim Deed dated November 14, 1984, filed July 17, 1985, as Document Number 5014142, executed by the County of Hennepin in favor of Ronald G. Bailey, and referenced in Deed executed by Ronald G. Bailey and Priscilla A. Bailey, husband and wife, in favor of Arteka Incorporated, dated January 8, 1986, filed July 15, 1986, as Document Number 5071474.

9.	Limitation of right of access onto and from Trunk Highway No. 393 renumbered 494 and to County State Aid Highway No. 62, as reserved by the State of Minnesota in Quit
EXHIBIT C - 14

Claim Deeds from the State of Minnesota dated December 4, 1985, filed January 15, 1986, as Document Number 5071471 (in favor of Ronald G. Bailey) and Document Number 5071473 (in favor of Arteka Incorporated), and referenced in Deed executed by Ronald G. Bailey and Priscilla A. Bailey, husband and wife, in favor of Arteka Incorporated, dated January 8, 1986, filed July 15, 1986, as Document Number 5071474, as shown on the Survey.

10.	Electric transmission line easement, together with access and incidental rights connected therewith, conveyed by Arteka, Inc., to Northern States Power Company, and terms and conditions set forth in Easement dated October 30, 1985, filed December 27, 1985, as Document Number 5065658, as shown on the Survey.

11.	Utility and highway easements conveyed by Normandale Tennis Clubs, Inc., to the City of Eden Prairie as set forth in Quit Claim Deed dated August 21, 1986, filed August 25, 1986, as Document Number 5148124, as shown on the Survey.

12.	Water-line easement conveyed by Richard D. Holasek and Evelyn Holasek, husband and wife, to the City of Eden Prairie by Quit Claim Deed dated February 29, 1988, filed March 3, 1988, as Document Number 5382932, as shown on the Survey.

13.	Ingress and egress easement conveyed by Northwest Racquet Swim & Health Clubs, Inc., to the City of Eden Prairie as set forth in Warranty Deed dated August 21, 1991, filed July 1, 1993, as Document Number 6109268, as shown on the Survey.

14.	Highway easement conveyed by Normandale Tennis Clubs, Inc., to the County of Hennepin as set forth in Quit Claim Deed dated April 23, 1986, filed July 9, 1986, as Document Number 5128263; a portion of which may be included in conveyance by the County of Hennepin to the City of Eden Prairie by Quit Claim Deed dated November 20, 1991, filed December 5, 1991, as Document Number 5851802, and Vacation, Resolution No. 91-256, adopted November 19, 1991, by the Eden Prairie City Council, and filed December 5, 1991, as Document Number 5851803.

15.	Highway easement conveyed by Arteka, Incorporated, to the County of Hennepin as set forth in Quit Claim Deed dated May 10, 1985, filed August 13, 1985, as Document Number 5022477; a portion of which may be included in conveyance by the County of Hennepin to the City of Eden Prairie by Quit Claim Deed dated November 20, 1991, filed December 5, 1991, as Document Number 5851802, and Vacation, Resolution No. 91-256 adopted November 19, 1991, by the Eden Prairie City Council and filed December 5, 1991, as Document Number 5851803.

16.	Interest of St. John’s Wood Homes Association, a Minnesota non-profit corporation, as created by Quit Claim Deed executed by Corrugated Drum System, Inc., in favor of St. John’s Wood Homes Association, said deed dated July 13, 1982, filed July 22, 1982, as Document Number 4729995, in that portion of the land located within Outlot B, St. John’s Wood Sixth Addition and any part of vacated County Road 60 which was dedicated in the plats of St. John’s Wood Fourth Addition and St. John’s Wood Sixth Addition which would have accrued to Outlots B of both of said plats.

17.	Rights of common use and enjoyment of owners of lots in the plats of St. John’s Wood Addition, St. John’s Wood Second Addition, St. John’s Wood Third Addition, St. John’s Wood Fourth Addition, St. John’s Wood Fifth Addition, St. John’s Wood Sixth Addition, St. John’s Wood Seventh Addition, and St. John’s Wood Eighth Addition, as set forth in Quit Claim Deed executed by Corrugated Drum Systems, Inc., in favor of St. John’s Wood Homes Association, said deed dated July 13, 1982, filed July 22, 1982, as
EXHIBIT C - 15

Document Number 4729995, in that portion of the land located within Outlot B, St. John’s Wood Sixth Addition and any part of vacated County Road No. 60 which was dedicated in the plats of St. John’s Wood Fourth Addition and St. John’s Wood Sixth Addition which would have accrued to Outlots B of both of said plats.

18.	Restrictions, covenants, terms and obligations set forth in Declaration of Covenants, Conditions and Restrictions dated February 28, 1973, filed May 21, 1973, as Document Number 4017066, executed by D. H. Gustafson & Associates, Inc., as declarant; as amended by Annexation Agreement dated April 14, 1975, filed April 24, 1975, as Document Number 4137509, executed by D. H. Gustafson & Associates, Inc.; and as further amended by Annexation Agreement dated March 25, 1976, filed May 5, 1976, as Document Number 4205148, executed by D. H. Gustafson & Associates, Inc.

19.	Interest of the County of Hennepin in any portion of Outlot B, St. John’s Wood Sixth Addition which was dedicated in the plat of Crosstown Racquet Club, which may have been conveyed to Deed executed by D. H. Gustafson and Associates, Inc., in favor of the County of Hennepin, dated June 9, 1977, filed August 10, 1978, as Document Number 4401988.

20.	The dedication contained in the recorded plat of Crosstown Racquet Club does not correctly describe that portion of Outlot B, St. John’s Wood Sixth Addition, shown on the plat survey.

21.	Interest of BP Products North America Inc., a Maryland corporation, formerly known as Amoco Oil Company, a Maryland corporation, formerly known as The American Oil Company, as to that portion of the land located within vacated County Road No. 60 acquired by Warranty Deed executed by Richard D. Holasek and Evelyn A. Holasek, husband and wife, in favor of The American Oil Company, said deed dated March 7, 1967, filed March 8, 1967, as Document Number 3647269, and NOT conveyed by Quitclaim Deed dated December 27, 1972, filed January 2, 1973, as Document Number 3992593, from The American Oil Company, in favor of the Village of Eden Prairie, and Warranty Deed dated January 31, 1977, filed March 4, 1977, as Document Number 4269524, from Amoco Oil Company in favor of Arteka Incorporated.

22.	The following matters disclosed by survey by Bock & Clark’s National Surveyors Network File No. WO-2002467, Harry S. Johnson Co., Inc., File No.1-3-6240, dated December 9, 2002, and last revised January 16, 2003:
a)	Encroachment of concrete curbing in parking lot onto access easements described in Document Number 6109268.

b)	Deleted.

c)	Encroachment of concrete curbing, parking area, keystone retaining wall, sidewalk bituminous area, and concrete area onto drainage and utility easements shown on the recorded plat and easements described in Document Number 5148124 and Document Numbers 5128263 and 5382932.

d)	Keystone retaining wall, parking area and curbing in easement area described in Document Numbers 3352514 and 5065658.

e)	Fence partially located on the land and partially located on adjacent property known as Outlot A, Crosstown Racquet Club. (ownership unknown)
EXHIBIT C -16

f)	Encroachment of sidewalk at most westerly corner of lot 1 of the land.

g)	Encroachment of concrete, fence and tennis courts onto adjacent property to the South.
EXHIBIT C - 17

EXHIBIT D
BASIC RENT PAYMENTS & PERCENTAGE RENT
I. Basic Rent. Basic Rent during the initial Term and each Renewal Term shall be payable quarterly in advance as follows:

	Lease Years	Lease Years 1-	Lease	Lease Years
	1-15	15	Years 16-40	16-40
	Annual	Quarterly Installments	Annual	Quarterly Installments of
	Basic Rent	of Basic Rent	Basic Rent	Basic Rent
West 98th Premises	$400,000	$100,000	$440,000	$110,000
Crosstown Premises	$1,800,000	$450,000	$1,980,000	$495,000
Flagship Premises	$2,460,000	$615,000	$2,706,000	$676,500
Fridley Premises	$1,340,000	$335,000	$1,474,000	$368,500
St. Louis Premises	$2,000,000	$500,000	$2,200,000	$550,000
Boca Raton Premises	$1,289,666	$322,416.50	$1,418,632.60	$354,658.15

Totals	$9,289,666	$2,322,416.50	$10,218,632.60	$2,554,658.15

     The Basic Rent payable shall be the sum of the Basic Rent allocated among each Related Premises above.
II. Percentage Rent.
     (1) In addition to Basic Rent, during each Fiscal Year during both the initial Term and any Renewal Terms, Tenant shall pay to Landlord as Additional Basic Rent with respect to each Related Premises an amount equal to any amount by which (a) twelve percent (12%) of Gross Sales generated at the applicable Related Premises exceeds (b) the applicable Basic Rent then in affect with respect to the applicable Related Premises. By way of example, if Gross Sales in Fiscal Year 2007 generated at the West 98th Premises are $10,000,000, then the Additional Basic Rent payable under this Paragraph II will be the amount by which 12% of $10,000,000 exceeds $1,000,000. Therefore, in this example, the Additional Basic Rent payable in Fiscal Year 2007 for the West 98th Premises would be $200,000.
     (2) Tenant shall pay the amount of Additional Basic Rent determined in accordance herewith, in arrears, within ninety (90) days after the end of each fiscal year of Tenant, which Tenant hereby confirms runs from January 1 to December 31 (the “Fiscal Year”). If the Fiscal Year of Tenant is changed in the future, appropriate adjustments in the accounting procedures for Gross Sales shall be made, provided that no such change or adjustment shall in any way alter the terms of this Lease or in any way reduce or diminish the Additional Basic Rent due Landlord.
     (3) The term “Gross Sales” shall mean the aggregate gross revenue generated in, on or from the applicable Related Premises during the applicable Fiscal Year from: (i) dues charged
EXHIBIT D - 1

to members for access to the applicable Related Premises customarily called “membership dues” (whether payable monthly, annually or for any other period); (ii) initial start-up fees for memberships to the Related Premises, whether such fees are characterized by Tenant as “initiation fees”, “enrollment fees” or otherwise; and (iii) fees generated by rentals of tennis court time.
     (4) (a) Tenant agrees to maintain accounting controls and records, inform customary for retail operations and in accordance with its normal accounting practices to assure the proper recording of all Gross Sales.
          (b) Tenant agrees, without notice or demand from Landlord, within ninety (90) days after the end of each Fiscal Year, to cause a statement (each an “Annual Statement”) of the Gross Sales made at, in, on and/or from the Leased Premises for such Fiscal Year to be certified to be an authorized officer of Tenant, and to deliver or cause such Annual Statement so certified to be delivered to Landlord accompanied by a check from Tenant for the Percentage Rent, if any, payable with respect to such Fiscal Year.
          (c) All Annual Statements delivered by Tenant to Landlord under this Paragraph 4 shall be delivered to the place where Basic Rent is then payable, or to such other place as Landlord may from time to time direct by notice to Tenant.
     (5) Landlord shall have the right, within eighteen (18) months after receipt of an Annual Statement and after reasonable notice to Tenant, to audit during regular business hours all of the books of account, documents, records, returns, papers, tax returns, original sales records and files of Tenant relating to Gross Sales for the relevant Fiscal Year. Tenant, on request of Landlord, shall make such matters available for such examination at the principal accounting office of Tenant. In the event such audit reasonably determines that Tenant has underpaid any Percentage Rent, then Tenant shall promptly pay to Landlord any deficiency in Percentage Rent together with interest thereon at the Default Rate and, if the error was in excess of five percent (5%) of Gross Sales, the Costs of such audit.
     (6) If Landlord does not give Tenant notice that it challenges any statement or payment within eighteen (18) months after the expiration of the Fiscal Year to which such statement or payment relates, such statement or payment shall be deemed final and conclusive and the obligation of Tenant to keep available for Landlord’s examination the sales records upon which such statement or payment was based shall cease.
EXHIBIT D - 2